Exhibit 10.3

EXECUTION VERSION

TERM LOAN AGREEMENT

by and among

NEW ALBERTSON’S, INC.

as Borrower,

NAI HOLDINGS LLC,

as Holdings,

THE GUARANTORS NAMED HEREIN

THE LENDERS FROM TIME TO TIME PARTY HERETO

CITIBANK, N.A.

as Administrative and Collateral Agent

and

CITIGROUP GLOBAL MARKETS, INC.,

as Sole Lead Arranger and Joint Bookrunner

CIT CAPITAL SECURITIES LLC

as Joint Bookrunner

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC

DEUTSCHE BANK SECURITIES INC.

as Documentation Agents

Dated: June 27, 2014

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-ii-

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		Page

14.17	Survival of Representations and Warranties	144
14.18	No Advisory or Fiduciary Responsibility	144
14.19	Binding Effect	145

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INDEX

TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Committed Loan Notice
Exhibit D	Form of Term Note
Exhibit E	Form of Security Agreement
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H-1	Form of United States Tax Compliance Certificate For Foreign Lenders That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-2	Form of United States Tax Compliance Certificate For Foreign Lenders That Are Treated As Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-3	Form of United States Tax Compliance Certificate For Foreign Participants That Are Not Treated As Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-4	Form of United States Tax Compliance Certificate For Foreign Participants That Are Treated As Partnerships For U.S. Federal Income Tax Purposes
Exhibit I	Form of Discounted Prepayment Option Notice
Exhibit J	Form of Lender Participation Notice
Exhibit K	Form of Discounted Voluntary Prepayment Notice
Exhibit L	Form of Affiliated Lender Assignment and Acceptance
Exhibit M	[Reserved]
Exhibit N	Form of Intercreditor Agreement
Exhibit O	Form of Solvency Certificate

Schedule I	Subsidiary Guarantors
Schedule 1.01	Commitments
Schedule 1.02	Accounting Period
Schedule 1.03	Real Estate Subsidiaries
Schedule 1.04	Unrestricted Subsidiaries
Schedule 8.1	Loan Parties
Schedule 8.4(b)(1)	Owned Real Estate
Schedule 8.4(b)(2)	Leased Real Estate
Schedule 8.6	Litigation
Schedule 8.8	Environmental Matters
Schedule 8.11	Intellectual Property Matters
Schedule 8.12	Subsidiaries; Other Equity Investments
Schedule 8.15	Material Contracts
Schedule 8.16	Intellectual Property Matters
Schedule 8.23(a)	Deposit Accounts
Schedule 8.23(b)	Credit Card Agreements
Schedule 8.30	Participation Agreements
Schedule 9.6	Financial Reporting
Schedule 9.21	Post-Closing Matters
Schedule 10.1	Existing Liens
Schedule 10.2	Existing Investments
Schedule 10.3	Existing Indebtedness
Schedule 10.8	Transactions with Affiliates

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Schedule 10.9	Certain Contractual Obligations

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TERM LOAN AGREEMENT

This Term Loan Agreement dated June 27, 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Agreement”) is entered into by and among NEW ALBERTSON’S, INC., an Ohio corporation (“Borrower”), NAI HOLDINGS LLC (“Holdings”), the Guarantors party hereto, the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined) and CITIBANK, N.A., a national banking association, in its capacity as administrative agent and collateral agent (in such capacity, “Agent” as hereinafter further defined).

PRELIMINARY STATEMENTS

WHEREAS, Borrower and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrower pursuant to which Lenders may make loans to Borrower; and

WHEREAS, each Lender is willing to agree severally and not jointly to make such loans to Borrower on a pro rata basis according to such Lender’s Commitment as defined below on the terms and conditions set forth herein and in the other Financing Agreements and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS

For purposes of this Agreement the following terms shall have the respective meanings given to them below:

“2037 ASC Debentures” shall mean the 7.50% Debentures due May 2037 issued under the ASC Indenture outstanding on the Closing Date in an aggregate principal amount not to exceed $143,000.

“2037 ASC Debenture Obligations” has the meaning set forth in the Security Agreement.

“AB LLC” shall mean AB Acquisition LLC, a Delaware limited liability company.

“ABL Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Facility Documentation, or any successor agent under the ABL Facility Documentation.

“ABL Credit Agreement” shall mean the Asset-Based Revolving Credit Agreement, dated as of January 24, 2014 among the Borrower, the other borrowers party thereto, the guarantors party thereto, Bank of America, N.A., as administrative and collateral agent, and the lenders and issuing banks from time to time party thereto, as such agreement may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“ABL Facility” shall mean that credit facility made available to the Borrower and certain of its Subsidiaries pursuant to the ABL Credit Agreement.

“ABL Facility Documentation” shall mean the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as the same may be amended, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“ABL Facility Indebtedness” shall mean (i) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary outstanding under the ABL Facility Documentation, (ii) any Swap Contract permitted pursuant to Article 10 hereof that is entered into by and between the Borrower or any Restricted Subsidiary and any Person that is a lender under the ABL Credit Agreement or an Affiliate of a lender under the ABL Credit Agreement at the time such Swap Contract is entered into and (iii) any agreement with respect to Cash Management Obligations permitted under Article 10 that is entered into by and between the Borrower or any Restricted Subsidiary and any Person that is a lender under the ABL Credit Agreement or an Affiliate of a lender under the ABL Credit Agreement at the time such agreement is entered into.

“ABS” shall mean Albertson’s LLC, a Delaware limited liability company.

“ABS Services Agreement” shall mean the Services Agreement by and between ABS and the Borrower dated as of March 21, 2013, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, in each case so long as not materially adverse to the Lenders.

“Acceptable Price” shall have the meaning set forth in Section 2.3(c)(iii) hereto.

“Acceptance Date” shall have the meaning set forth in Section 2.3(c)(ii) hereto.

“Account” shall mean “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that, has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” includes Health-Care-Insurance Receivables (as defined in the UCC).

“Accounting Period” shall mean the Borrower’s four (4) week accounting periods as set forth on Schedule 1.02 hereto.

“ACH” shall mean automated clearing house transfers.

“Acquired Assets” shall mean the assets, operations and real estate relating to the stores constituting the Eastern Division of Safeway Inc. to be purchased by the Borrower pursuant to the Eastern Division APA.

“Acquisition” shall mean, with respect to any Person, (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations or other operating assets of any Person (other than Stores received in an exchange or acquired with the proceeds of a Disposition described in Section 10.5 (q), in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan is $25,000,000 or more.

“Additional Refinancing Lender” shall mean, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.9, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Agent, such approval not to be unreasonably withheld or delayed, to the extent that such Additional Refinancing Lender is not then an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.

“Adjusted Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first days of such Interest Period appearing on Reuters Screen Libor01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.; provided, in each case, that Adjusted Eurodollar Rate for the Term B Loans shall not be less than 1.00% per annum.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” shall mean, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person; provided that it is understood that SVU shall not be deemed an Affiliate of any Loan Party solely due to the transactions contemplated by the Transition Services Agreement or other relationships, facts or circumstances existing on the Closing Date (including, but not limited to, representation on the board of directors of SVU or the acquisition and ownership of Equity Interests of SVU on the Closing Date).

“Affiliated Lender Assignment and Acceptance” shall have the meaning set forth in Section 14.7(h)(B) hereto.

“Agent” shall mean Citibank, N.A., in its capacity as administrative agent and collateral agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Agent Parties” shall mean the Agent and the Arranger, the Persons listed on the cover of this Agreement as joint bookrunners, co-documentation agents and co-syndication agents and each of their respective Related Parties.

“Agent’s Office” shall mean the Agent’s address and, as appropriate, account as set forth in Section 14.3, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Applicable Discount” shall have the meaning set forth in Section 2.3(c)(iii) hereto.

“Applicable Disposition Loan-to-Value Ratio” shall mean, as of any date of receipt of Net Proceeds from any Applicable Disposition, the ratio of (a) the aggregate principal amount of all Term Loans and other Indebtedness that is outstanding and secured by a Lien on the Pari Term Debt Priority Collateral (as defined in the Intercreditor Agreement) ranking pari passu with the Lien thereon securing the Obligations on such date to (b) the aggregate amount of the Valuations for each of the Mortgaged Properties that has been completed not earlier than 18 calendar months prior to such date.

“Applicable Disposition Percentage” shall mean, as of the date of receipt of any Net Proceeds from any Applicable Disposition, (a) if the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered to the Agent pursuant to Section 9.5 is greater than or equal to 3.50:1.00, 100%, or (b) if the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 9.5 is less than 3.50:1.00 and (i) the Applicable Disposition Loan-to-Value Ratio as of such date is greater than 0.40:1.00, 100%, (ii) the Applicable Disposition Loan-to-Value Ratio as of such date is less than or equal to 0.40:1.00 but greater than 0.30:1.00, 75%, or (iii) the Applicable Disposition Loan-to-Value Ratio as of such date is less than or equal to 0.30:1.00, 50%.

“Applicable Dispositions” shall mean any Dispositions consummated after the Closing Date the Net Proceeds of which are required to be applied to prepay any Loans pursuant to Section 2.3(b)(ii)(1) hereof.

“Applicable ECF Percentage” shall mean, for any Fiscal Year, (a) 50% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is greater than 3.00:1.00, (b) 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than or equal to 3.00:1.00 and greater than 2.00:1:00 and (c) 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than or equal to 2.00:1.00.

“Applicable Margin” shall mean a percentage per annum equal to (A) for Term B Loans which are Eurodollar Rate Loans, 3.75%, and (B) for Term B Loans which are Base Rate Loans, 2.75%.

“Appropriate Lender” shall mean, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Broker” shall mean any firm nominated by the Borrower and approved by the Agent.

“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.

“Arranger” shall mean Citigroup Global Markets, Inc. in its capacity as lead arranger.

“ASC” shall mean American Stores Company LLC, a Delaware limited liability company and a wholly-owned indirect Subsidiary of the Borrower.

“ASC/NAI Notes Refinancing Indebtedness” shall mean any Indebtedness of the Borrower in the form of one or more series of notes or loans issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing ASC Notes or NAI Notes, or any then-existing ASC/NAI Notes Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness shall not have a greater principal amount (or accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (including customary tender premiums) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except with respect to pricing, rate floors, discounts, premiums and optional prepayment or redemption terms) are (taken as a whole) no more restrictive or burdensome on the Loan Parties than the comparable provisions in this Agreement and otherwise reflect market terms and conditions at the time of incurrence of such Indebtedness (provided that a certificate of a Responsible Officer delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such ASC/NAI Notes Refinancing Indebtedness is issued, incurred or obtained.

“ASC Indenture” shall mean the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to the First National Bank of Chicago), as supplemented by Supplemental Indenture No. 1 dated as of January 23, 2004, Supplemental Indenture No. 2 dated as of July 6, 2005, Supplemental Indenture No. 3 dated as of July 21, 2008, Supplemental Indenture No. 4 dated as of March 21, 2013, and Supplemental Indenture No. 5 dated as of January 22, 2014, as amended, supplemented or otherwise modified as of the Closing Date or in accordance with the terms hereof.

“ASC Notes” shall mean the notes (including the 2037 ASC Debentures) issued by ASC pursuant to the ASC Indenture prior to the Closing Date.

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of Lender’s interest hereunder in accordance with the provisions of Section 14.7 hereof.

“Attributable Indebtedness” shall mean, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the NAI Group delivered pursuant to Section 4.1(e)(i), and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the NAI Group, including the notes thereto.

“Bank Products” shall mean any services or facilities provided to any Loan Party by the Agent, any Agent Party, any Lender, or any of their respective Affiliates (or any Person that was an Agent, an Agent Party, a Lender, or an Affiliate of the Agent, an Agent Party or a Lender at the time it entered into such Bank Products), including, without limitation, on account of (a) Swap Contracts and (b) purchase cards, but excluding Cash Management Services.

“Base Rate” shall mean the highest of (i) the Federal Funds Effective Rate plus 0.50%, (ii) the rate of interest publicly announced by the Agent as its “prime rate,” as established from time to time at its New York office, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs and (iii) the one-month Adjusted Eurodollar Rate on each day (or, if such day is not a Business Day, the preceding Business Day) plus 1.00% (after taking into account the Adjusted Eurodollar Rate floor).

“Base Rate Loans” shall mean any Term Loans or portion thereof on which interest is payable based on the Base Rate in accordance with the terms thereof.

“Borrower” has the meaning provided in the introductory paragraph hereto. At the request of the Borrower and with the consent of the Administrative Agent, any Restricted Subsidiary of the Borrower that is a Domestic Subsidiary may be designated as a Co-Borrower, subject to executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Co-Borrower shall be jointly and severally liable with the Borrower for all Obligations under this Agreement.

“Borrower Materials” shall have the meaning set forth in Section 9.6(c) hereto.

“Borrowing” shall mean a borrowing consisting of Term Loans of the same Type and currency and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1.

“Business Day” shall mean any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Agent’s office is located, except that if determination of Business Day shall relate to any Eurodollar Rate Loans the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“California Self Insurer’s Security Fund Letter of Credit” shall mean those certain Letters of Credit in an aggregate amount of $431,264,295 issued in favor of the State of California, Department of Industrial Relations, Self-Insurance Plans or any of its Affiliates in accordance with the Settlement Agreement Amendment.

“Capital Expenditures” shall mean without duplication and with respect to the NAI Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the NAI Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the NAI Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (i) expenditures by the NAI Group in connection with the Asset Acquisition and Permitted Acquisitions, (ii) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) Net Proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation and (iii) any such expenditure funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness).

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as liability on the balance sheet of such Person.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” shall mean:

(1) U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository and Cash Management Services.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Agent, any Agent Party or any Lender or any of their respective Affiliates (or any Person that was the Agent, an Agent Party, a Lender or an Affiliate of the Agent, an Agent Party, or a Lender at the time it entered into Cash Management Services), including, without limitation: (a) ACH transactions, (b) controlled disbursement services, or treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” shall mean an event or series of events by which:

(a) Equity Investors fail to own directly or indirectly, in the aggregate, more than fifty percent (50%) of the voting power of the total outstanding voting Equity Interests of Holdings; or

(b) any “change in control” or other similar event as defined in any document governing Material Indebtedness of any Loan Party; or

(c) Holdings fails at any time to own, directly or indirectly, of record and beneficially, 100% of the Equity Interests of the Borrower free and clear of all Liens.

“Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein, in the respective entity’s individual capacity, and its successors and assigns.

“Class” (a) when used with respect to any Lender, shall refer to whether such Lender has a Loan or Commitment with respect to a particular Class of Term Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term B Commitments, Other Term Loan Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Term Loans or a Borrowing, refers to whether such Term Loans, or the Loans comprising such Borrowing are Term B Loans, Incremental Term Loans, Other Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Term Loan Extension Series. Term B Commitments and Other Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions (including, without limitation, different maturity dates and/or interest rates) shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class unless designated as a separate Class.

“Closing Date” shall mean June 27, 2014.

“Closing Fee” shall have the meaning set forth in Section 3.2(a) hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the “Collateral” as defined in the Security Agreement and all the “Collateral”, “Pledged Assets”, “Mortgaged Property”, “Trust Property” or similar term as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document.

“Collateral and Guarantee Requirement” shall mean, at any time, the requirement that:

(a) the Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.1 and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, Section 9.8 or Section 9.9, in each case, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by each Guarantor, including those listed on Schedule I hereto; provided that, in addition, notwithstanding anything to the contrary contained in this Agreement, any Subsidiary of the Borrower that is an obligor under any ABL Facility Indebtedness, any Junior Financing, Permitted Notes, Permitted Unsecured Refinancing Debt, ASC/NAI Notes Refinancing Indebtedness, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or any Permitted Refinancing of any thereof, shall be a Guarantor hereunder for so long as it is an obligor under such Indebtedness;

(c) on the Closing Date (or within 90 days after the Closing Date (or such longer period as the Agent may agree in its sole discretion) with respect to Equity Interests where a security interest cannot be perfected by the filing of financing statements, delivery of the applicable certificated Equity Interests or notation on the books of the applicable issuer) the Obligations shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each Restricted Subsidiary of the Borrower that is not an Excluded Subsidiary and (iii) 65% of the voting Equity Interests and 100% of the nonvoting Equity Interests of each Restricted Subsidiary that is an Excluded Subsidiary described in clause (c) or (d) of the definition thereof directly owned by Borrower or any Guarantor, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(d) on the Closing Date (or within 90 days after the Closing Date (or such longer period as the Agent may agree in its sole discretion) with respect to assets in which a security interest cannot be perfected by the filing of financing statements under the UCC or appropriate security agreements in the United States Patent and Trademark Office or the United States Copyright Office) the Obligations shall have been secured by a perfected security interest in substantially all tangible and intangible personal property of the Loan Parties (including Equity Interests and intercompany debt, accounts, inventory, machinery and equipment, accounts receivable, chattel paper, insurance proceeds, hedge agreement documents, instruments, indemnification rights, Tax refunds, cash, investment property, contract rights, Intellectual Property in the United States, other general intangibles, and proceeds of the foregoing), in each case with the priority required by the

Collateral Documents and in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction); and

(e) within the applicable time periods specified in Section 9.8 and subject to the limitations and exceptions set forth in this Agreement and the Collateral Documents, the Agent shall have received, to the extent customary and appropriate (as determined by the Agent in its reasonable discretion) in the applicable jurisdiction, each of the following: (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner or leasehold holder of such property in form suitable for filing or recording in all filing or recording offices that the Agent may reasonably deem necessary in order to create a valid and subsisting perfected first-priority Lien (subject only to Permitted Liens and other exceptions reasonably acceptable to the Agent) on the Mortgaged Property and/or rights described therein in favor of the Agent for the benefit of the Secured Parties and otherwise approved by the applicable local counsel for filing in the appropriate jurisdiction (which approval may be provided in the form of an electronic mail acknowledgment in form and substance reasonably satisfactory to the Agent), and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to the Fair Market Value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such Fair Market Value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Agent as the insured for its benefit and that of the Secured Parties and respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company selected by the Borrower and reasonably acceptable to the Agent (it being agreed that Fidelity National Title Company and First American Title Insurance Company are acceptable to the Agent) in form and substance and in an amount reasonably acceptable to the Agent (not to exceed the Fair Market Value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first-priority Liens on the property described therein, free and clear of all Liens other than Permitted Liens, each of which shall (A) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), at commercially reasonable rates and in such groups of Mortgaged Properties as are reasonably satisfactory to the Agent, and (B) have been supplemented by such endorsements as shall be reasonably requested by the Agent if available in the jurisdiction in which the Mortgaged Property is located and if available at commercially reasonable rates and on commercially reasonable terms; provided, however, the applicable Loan Party shall not be obligated to obtain a “creditor’s rights” or zoning endorsement; it being understood, however, in lieu of a zoning endorsement, the applicable Loan Party shall provide a “use verification” or zoning report issued by Planning & Zoning Resource Corporation not earlier than eighteen (18) months prior to the date of the applicable Mortgage in form and substance reasonably acceptable to the Agent, (iii) customary, favorable opinions of counsel to the Loan Parties with respect to the valid existence, corporate power and authority of such Loan Parties with respect to the granting of the Mortgages, each in form and substance reasonably satisfactory to the Agent (consistent with those required by Section 4.1(a)(xiv)), (iv) (A) in the case of any such Mortgaged Property having a Fair Market Value less than $15,000,000, either (i) such documentation required by the title insurance company or (ii) a survey or express map (or an existing survey or express map together with an “affidavit of no change”) of each Mortgaged Property, each sufficient in form to delete the standard survey exception in the title insurance policy insuring the Mortgage and provide the Agent with a “location” endorsement to such policy as shall be reasonably requested by the Agent to the extent customary in the jurisdiction where the Mortgaged Property is located and available at commercially reasonable rates and (B) in the case of any such Mortgaged Property having a Fair Market Value equal to or in excess of $15,000,000, a survey or express map (or an existing survey or express map together with an “affidavit of no change”) of each Mortgaged Property, each sufficient in form to delete the standard survey exception in the title insurance policy and provide the Agent with endorsements to such policy as shall be reasonably requested by the Agent to the extent customary in the jurisdiction where the Mortgaged Property is located and available at commercially reasonable rates, (v) a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto), duly executed and acknowledged by the appropriate Loan Parties, (vi) with respect to any leased properties, to the extent they are required by the applicable lease and can be obtained with commercially reasonable efforts, estoppel and consent agreements executed by each of the lessors of the leased Material Real Properties along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) reasonable evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Agent’s reasonable judgment, to give constructive notice to third party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Agent; and (vii) a copy of a certificate as to coverage under the insurance policies required by Section 9.4, including, without limitation, flood insurance policies and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “Standard” or “New York” lender’s loss payable or mortgage endorsement (as applicable) and shall name the Agent, on behalf of the Secured Parties, as additional insured and such other evidence of insurance and information relating thereto, in each case, in form and substance reasonably satisfactory to the Agent;

provided, however, that the foregoing definition shall not require, and the Financing Agreements shall not contain, any requirements as to the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, zoning reports, environmental site assessments, abstracts or appraisals or taking other actions with respect to any Excluded Assets (as defined in the Security Agreement) and any real property that does not constitute Material Real Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Financing Agreement to the contrary, the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the delivery of Mortgages, obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or delivery of Mortgages, obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive or commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom.

The Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located, titled, registered or filed outside of the U.S. or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction).

“Collateral Documents” shall mean, collectively, the Security Agreement, each of the Mortgages, the Intercreditor Agreements, each of the collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Agent pursuant to Section 4.1, Section 9.8 or Section 9.9, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties.

“Committed Loan Notice” shall mean a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.1(a), which, if in writing, shall be substantially in the form of Exhibit C hereto.

“Commitment” shall mean an Incremental Term Loan Commitment, Term B Commitment, Other Term Loan Commitment or Refinancing Term Commitment of a given Refinancing Series of a given Term Loan Extension Series, as the context may require.

“Compensation Period” shall have the meaning set forth in Section 2.6(c)(ii) hereto.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit B hereto.

“Consolidated” shall mean, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date that is then secured by Liens on property or assets of the Borrower or its Restricted Subsidiaries but excluding any such Indebtedness (other than obligations under the ABL Facility) in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations, as of such date to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date.

“Consolidated Interest Expense” shall mean, means, for any Test Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest or Swap Contract costs and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the NAI Group for the most recently completed Test Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean for any Test Period, the aggregate of the Net Income of the NAI Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) an amount equal to the maximum amount of tax distributions permitted to be made to the holders of Equity Interests of such Person or any parent company of such Person in respect of such period in accordance with Section 10.6(i)(2) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(7) (a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(8) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(9) the income (or loss) of any non-consolidated entity during such Test Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of NAI Group during such period; and

(10) the income (or loss) of a Subsidiary during such Test Period and accrued prior to the date it becomes a Subsidiary of any of NAI Group or is merged into or consolidated with any of NAI Group or that Person’s assets are acquired by any of NAI Group shall be excluded.

“Consolidated Non-cash Charges” shall mean, with respect to NAI Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with the Transactions or with any Acquisition or Disposition that is consummated after the Closing Date), but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” shall mean, with respect to NAI Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes and including, without duplication, an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.6(i)(2), which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Debt” shall mean, as of any date of determination, (x) the aggregate principal amount of Indebtedness, including, without limitation, Capital Lease Obligations, of the Borrower and its Restricted Subsidiaries outstanding on such date (with respect to the ABL Facility, the principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date shall be based upon the amount drawn thereunder as of the applicable date of determination) minus (y) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $100,000,000; provided that Consolidated Total Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of the Borrower and its Restricted Subsidiaries as of any date of determination to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date of determination.

“Consolidated Total Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date that is then secured by Liens on property or assets of the Borrower or its Restricted Subsidiaries as of such date to (b) EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period on or prior to such date.

“Consolidated Working Capital” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contractual Obligation” shall mean, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Borrower” means any wholly owned Domestic Subsidiary of the Borrower that is a Restricted Subsidiary of the Borrower and is designated by the Borrower as a “Co-Borrower”; provided that such designation as a “Co-Borrower” is agreed upon in writing between the Borrower and the Agent as contemplated by the definition of “Borrower.”

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness shall not have a greater principal amount (or accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, rate floors, discounts, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that a certificate of a Responsible Officer delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Card Issuer” shall mean any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount at such time; plus

(b) the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Qualified Capital Stock of the Borrower or of any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than any amount used pursuant to clause (8) of the definition of “EBITDA” or proceeds used pursuant to Section 10.6(e)) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) Indebtedness incurred after the Closing Date of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted

Subsidiary of a Loan Party that is converted to Qualified Capital Stock of the Borrower (or of Holdings or of any direct or indirect parent of Holdings) (other than any amount used pursuant to clause (8) of the definition of “EBITDA” or proceeds used pursuant to Section 10.6(e)); plus

(c) 100% of the aggregate amount of contributions to the common capital of the Borrower (other than from a Restricted Subsidiary) received in cash and Cash Equivalents after the Closing Date (other than any amount used pursuant to clause (8) of the definition of “EBITDA” or proceeds used pursuant to Section 10.6(e)); plus

(d) without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 10.2, 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower in cash and Cash Equivalents from:

(A) the sale (other than to Holdings, the Borrower or any such Restricted Subsidiary) of any Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(B) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or

(C) any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments,

in the case of clauses (A), (B), and (C), to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Cumulative Credit pursuant to Section 10.2(x)(ii); plus

(e) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 10.2(x)(ii); plus

(f) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, proceeds of sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 10.2(x)(ii); minus

(g) any amount of the Cumulative Credit used to make Investments pursuant to Section 10.2(x) after the Closing Date and prior to such time; minus

(h) any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 10.6(f) after the Closing Date and prior to such time; minus

(i) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 10.11 after the Closing Date and prior to such time.

“Cumulative Retained Disposition Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to (a) the aggregate cumulative sum of the Retained Disposition Amounts with respect to all Applicable Dispositions after the Closing Date and prior to such date minus (b) any amount of the Cumulative Retained Disposition Amount used to make Restricted Payments pursuant to Section 10.6(c) after the Closing Date and prior to such date.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Current Assets” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, Pension Plan assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) deferred revenue.

“DDA” shall mean each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Fund Affiliate” shall mean any Affiliate of any of the Equity Investors that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean an act condition or event which with notice or passage of time or both would constitute an Event of Default.

“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Borrower in writing to the Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries

in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.5.

“Discount Range” shall have the meaning set forth in Section 2.3(c)(ii) hereto.

“Discounted Prepayment Option Notice” shall have the meaning set forth in Section 2.3(c)(ii) hereto.

“Discounted Voluntary Prepayment” shall have the meaning set forth in Section 2.3(c)(i) hereto.

“Discounted Voluntary Prepayment Notice” shall have the meaning set forth in Section 2.3(c)(v) hereto.

“Disposition” or “Dispose” shall mean the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction) (whether in one transaction or in a series of transactions) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests).

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock at the option of the holder thereof, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the Latest Maturity Date; provided, however, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Earn-Out Obligations” shall mean, with respect to any Acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such Acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such Acquisition.

“Eastern Division Acquisition” shall mean the purchase of the Acquired Assets.

“Eastern Division APA” shall mean the Asset Purchase Agreement, to be entered into contemporaneously with the closing of the Safeway Acquisition, by and between the Borrower, a Subsidiary of the Borrower to be formed, and Safeway Inc., substantially in the form of Exhibit A to the Safeway Merger Agreement, pursuant to which the Borrower or one or more of its Restricted Subsidiaries will purchase the Acquired Assets.

“Eastern Division Transaction Payments” shall mean transaction closing fees in the aggregate amount of $15,000,000 payable to the Sponsor (directly, or indirectly through AB LLC) and to the management of the Borrower contemporaneously with the closing of the Eastern Division Acquisition.

“EBITDA” shall mean at any date of determination, an amount equal to the Consolidated Net Income of NAI Group for the most recently completed Test Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 10.8; plus

(5) the Eastern Division Transaction Payments; plus

(6) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the issuance of the Term Loans or ABL Facility Indebtedness, (ii) any amendment or other modification of this Agreement or other Indebtedness and (iii) commissions, discounts, yield or other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(7) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8) any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock); plus

(9) the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus

(10) any unusual, non-recurring or extraordinary expenses, losses or charges;

less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of NAI Group, notwithstanding anything to the contrary in the foregoing, EBITDA shall include the amount of net cash proceeds received by NAI Group from business interruption insurance.

“Effective Yield” shall mean, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared ratably with all relevant Lenders and consent fees paid generally to consenting Lenders.

“Eligible Transferee” shall mean (a) a Person that is a Lender, a U.S. based Affiliate of a Lender or an Approved Fund; (b) any other Person with the prior written consent of (i) the Agent (such approval not to be unreasonably withheld) and (ii) unless an Event of Default under Section 11.1(a)(i), 11.1(a)(ii), 11.1(g) or 11.1(h) exists, the Borrower (such approval by the Borrower, when required, not to be unreasonably withheld or delayed and to be deemed given by the Borrower if no objection is received by the assigning Lender and Agent from the Borrower within the earlier to occur of (x) three (3) Business Days after notice of such proposed assignment has been provided by the assigning Lender as set forth in Section 14.7 of this Agreement and acknowledged by the Borrower or (y) five (5) Business Days after such notice has been sent to the Borrower); provided that no consent of the Borrower shall be required prior to the completion of primary syndication settlement of the Term Loans; provided, further that no Person shall be an Eligible Transferee pursuant to this clause (b) if such Person is a direct competitor of any Loan Party identified in writing to the Agent by the Borrower prior to the effective time of the applicable assignment (unless at the time of assignment there is in process a liquidation of all or substantially all of the assets of the Borrower, whether conducted by the Borrower, Agent, a trustee for the Borrower or a representative of creditors of the Borrower), or is a Person identified as an ineligible transferee on a written list of such Persons that is delivered by the Borrower to Agent prior to the Closing Date; and (c) Sponsor, as provided in Section 14.7(h). Except as set forth in Section 2.3(c) and Section 14.7(h), no Loan Party shall be an Eligible Transferee. No natural person shall be an Eligible Transferee.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning set forth in the UCC.

“Equity Interests” shall mean with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other ownership interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Investors” shall mean the Sponsors and any other Funds or managed accounts advised or managed by any Sponsor or one of a Sponsor’s Affiliates.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (g) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate Loans” shall mean any Term Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence and continuation or existence of any event or condition described in Section 11.1 hereof after giving effect to the giving of any notice or any passage of time or both specified in such section with respect to such event or condition.

“Excess Cash Flow” shall mean, for any period, an amount equal to:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all Consolidated Non-cash Charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period including, without limitation, as a result of the Transactions) and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded pursuant to clauses (1) through (10) of the definition of “Consolidated Net Income,”

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Capital Expenditures accrued or made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with Internally Generated Cash,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any scheduled repayment of Loans pursuant to Section 2.2 and any mandatory prepayment of Term Loans pursuant to Section 2.3(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other voluntary and mandatory prepayments of Loans and (Y) all payments in respect of the ABL Credit Agreement or any other revolving credit facility made during such period (except to the extent there is an equivalent permanent reduction in commitments thereunder)), to the extent financed with Internally Generated Cash,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period including, without limitation, as a result of the Eastern Division Acquisition),

(vi) scheduled cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior Fiscal Years, the amount of Investments and acquisitions made during such period by the Borrower and its Restricted Subsidiaries on a consolidated basis pursuant to Section 10.2, and any expense for deferred compensation and bonuses, deferred purchase price or earn-out obligations paid in cash in connection with any such Investments or acquisitions, to the extent that such Investments and acquisitions were financed with Internally Generated Cash,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 10.6(e), (f)(x), (g), (h), (l) and (m) to the extent such Restricted Payments were financed with Internally Generated Cash,

(ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration including related fees and expenses required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions and Investments permitted pursuant to Section 10.2, Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made to the extent not expensed, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and any cash taxes to be paid within six months after the close of such Excess Cash Flow Period,

(xiii) cash expenditures in respect of Swap Contracts during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” shall mean each Fiscal Year of the Borrower commencing with and including the Fiscal Year ending February 26, 2015 (but in the case of the Fiscal Year ending February 26, 2015, the period starting on the first day of the first full Quarterly Accounting Period commencing after the Closing Date and ending February 26, 2015), but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such Fiscal Years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 9.5(a) and 9.5(g) and for which any prepayments required by Section 2.3(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.3(b)(i)).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) at the Borrower’s option, any Domestic Subsidiary that is not a wholly owned Subsidiary of the Borrower or another Loan Party, (b) any Captive Insurance Subsidiary, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (e) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any not-for-profit Subsidiary, (f) each Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Company, the burden or cost (including any adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Subsidiary acquired following the Closing Date that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained) and (j) any Real Estate Financing Loan Party; provided that no Subsidiary that guarantees the ABL Credit Agreement, ASC/NAI Notes Refinancing Indebtedness, Permitted Ratio Debt, Permitted Notes, Credit Agreement Refinancing Indebtedness or any other Junior Financing shall be deemed to be an Excluded Subsidiary at any time any such guarantee is in effect; provided further that in no event shall any Co-Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Contract if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 14.12(k)and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Contract by other Loan Parties) at the time such guarantee or grant of a security interest by such Guarantor becomes effective with respect to such Swap Contract. If a Swap Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Contract that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Financing Agreement, (a) taxes imposed on or measured by such recipient’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Financing Agreements, or sold or assigned any interest in any Loan or Financing Agreement), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 6.2), any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 6.1, (c) any taxes attributable to a Lender’s failure to comply with Section 6.1(d), and (d) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” shall have the meaning set forth in Section 8.20.

“Existing Term Loan Tranche” shall have the meaning set forth in Section 2.10(a) hereto.

“Existing Term Loans” shall have the meaning set forth in Section 2.10(a) hereto.

“Extended Term Loan” shall have the meaning set forth in Section 2.10(a) hereto.

“Extending Term Lender” shall have the meaning set forth in Section 2.10(b) hereto.

“Extension Amendment” shall have the meaning set forth in Section 2.10(c) hereto.

“Extension Election” shall have the meaning set forth in Section 2.10(b) hereto.

“Facility” shall mean the Term B Loans, a given Refinancing Series of Refinancing Term Loans, a given Term Loan Extension Series of Extended Term Loans or a given Class of Incremental Term Loans, as the context may require.

“Fair Market Value” shall mean, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Farm Products” shall mean crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the UCC.

“FATCA” shall mean Sections 1471 through 1474 of the Code in effect on the date hereof (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future United States Treasury Department regulations or other official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above).

“Federal Funds Effective Rate” shall mean on any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average rate charged to Citibank, N.A. on such day on such transactions, as determined in good faith by Citibank, N.A.

“Fee Letter” shall mean the Fee Letter agreement, dated June 27, 2014, by and among the Borrower and the Agent.

“Financing Agreements” shall mean, collectively, this Agreement, the Collateral Documents, and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, other intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement.

“FIRREA” shall mean the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

“Fiscal Intermediary” shall mean any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other federal, state or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Month” shall mean any four (4) week Accounting Period of the Borrower

“Fiscal Year” shall mean any period of 13 consecutive Accounting Periods ending on or about the Thursday closest to the last day of February of each calendar year.

“Fixtures” shall have the meaning set forth in the UCC.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004, (v) the Biggert-Waters Flood Insurance Reform Act of 2012 and (vi) the Homeowner Flood Insurance Affordability Act of 2014, as now or hereafter in effect, or, in each case, any successor statute thereto.

“Food Security Act” shall mean the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Foreign Assets Control Regulations” shall have the meaning set forth in Section 8.20 hereto.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“Funding Bank” shall have the meaning set forth in Section 3.3(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning set forth in Section 14.7(k) hereto.

“Guaranteed Obligations” shall have the meaning set forth in Section 14.12(a) hereto.

“Guarantor Allocable Percentage” shall have the meaning set forth in Section 14.12(c)(ii) hereof.

“Guarantors” shall mean (a) Holdings and the Subsidiaries of the Borrower existing on the Closing Date (other than any (i) Restricted Subsidiary that has been designated as a Co-Borrower and (ii) Excluded Subsidiary), and each other Subsidiary of the Borrower becomes a Guarantor pursuant to Section 9.9 after the Closing Date and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower or a Co-Borrower) under any Cash Management Services or any Bank Product and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Contracts, the Borrower and any Co-Borrower.

“Guaranty” shall mean, collectively, the guaranty of the Guaranteed Obligations by the Guarantors pursuant to Section 14.12 of this Agreement.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature which in each case are regulated pursuant to, or which could not reasonably be expected to result in liability under, any Environmental Law.

“Health Care Laws” shall mean all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987, HIPAA, the Federal False Claim Act, the Federal Anti-Kickback Statute, and the Patient Protection and Afford Care Act, as amended.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology, Economic and Clinical Health Act of 2009 (HITECH), as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” has the meaning set forth in Section 8.29 hereto.

“HIPAA Compliance Plan” has the meaning set forth in Section 8.29 hereto.

“HIPAA Compliant” has the meaning set forth in Section 8.29 hereto.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph herein.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Borrower to the Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of the Borrower most recently ended, had revenues or total assets for such year in an amount that is less than 2% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of the Borrower most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 5% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date). Any Restricted Subsidiary that executes a Guarantee of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Increased Amount Date” shall have the meaning set forth in Section 2.8(a) hereto.

“Incremental Amendment” shall mean an Incremental Amendment among the applicable Borrower, the Agent and one or more Incremental Term Lenders entered into pursuant to Section 2.8.

“Incremental Amount” shall means the sum of (a) $300,000,000 plus (b) an unlimited amount as long as, after giving pro forma effect thereto, the Consolidated First Lien Net Leverage Ratio would be less than 3.50 to 1.0 (with the Borrower being permitted to determine whether the Incremental Term Loan Commitments are obtained under clause (a) or (b) of this definition); provided that in no event shall the aggregate principal amount of Incremental Term Loans together with the principal amount of Permitted Notes exceed such Incremental Amount.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.8, to make Incremental Term Loans to a Borrower.

“Incremental Term Loans” shall mean Terms Loans made by one or more Lenders to a Borrower pursuant to Section 2.8. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.8 and provided for in the relevant Incremental Amendment, Other Term Loans.

“Incur” shall mean issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (other than a joint venture that is itself a corporation or limited liability company), unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under Law or otherwise. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning set forth in Section 12.5 hereof.

“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Indentures” shall mean the ASC Indenture and the NAI Indenture.

“Information” shall have the meaning set forth in Section 14.5(a) hereto.

“Intellectual Property” shall mean United States and non-United States: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” shall mean each of (a) the intercreditor agreement dated as of the Closing Date among the Agent, the ABL Agent, the Borrower and the Guarantors, substantially in the form attached as Exhibit N hereto, and (b) one or more other intercreditor agreements entered into pursuant to Section 13.13 with the representative for the lenders under any Indebtedness secured by any Permitted Liens on Collateral on terms and conditions reasonably acceptable to the Agent, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Interest Period” shall mean, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one week or one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurodollar Rate Loan, nine or twelve months, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate” shall mean,

(a) Subject to clause (b) of this definition below:

(i) as to Base Rate Loans, a rate equal to the then Applicable Margin for Base Rate Loans under the applicable Facility on a per annum basis plus the Base Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans under the applicable Facility on a per annum basis plus the Adjusted Eurodollar Rate.

(b) Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Base Rate Loans and Eurodollar Rate Loans, by two percent (2%) per annum, with respect to any portion of the Loans and other Obligations outstanding that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until such amount due is paid in full.

“Internally Generated Cash” shall mean, with respect to any Person, cash funds of such Person and its Restricted Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person and (y) proceeds of the incurrence of Indebtedness (other than extensions of credit under the ABL Facility or any other revolving credit or similar facility) by such Person or any of its Restricted Subsidiaries.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return. For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.

“Junior Financing” shall have the meaning set forth in Section 10.11(a) hereto.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Extended Term Loan or any Incremental Term Loan, in each case at such time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender Participation Notice” shall have the meaning set forth in Section 2.3(c)(iii) hereto.

“Lenders” shall mean the financial institutions who are signatories hereto as Lenders, other persons made a party to this Agreement as a Lender in accordance with Section 14.7 hereof and any other persons made a party to this Agreement as a Lender in accordance with the terms of this Agreement, and their respective successors and assigns.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Loan.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes. In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.

“Liquidity Condition” means, at any time, that the sum of (x) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries and (y) undrawn and then available amounts under the ABL Facility, equals or exceeds $200,000,000.

“Loan Component” shall have the meaning assigned to such term in the definition of Loan-to-Value Ratio.

“Loan-to-Value Ratio” shall mean, as of any date, the ratio of (a)(x) in the case of Indebtedness to be secured by a Lien ranking pari passu with the Liens securing the Obligations, the total amount of Consolidated Total Debt included in clause (a) of the definition of “Consolidated First Lien Net Leverage Ratio” and (y) in the case of Indebtedness to be secured by a Lien ranking junior to the Liens securing the Obligations, the total amount of Consolidated Total Debt secured by any Liens on assets of the Borrower or any of its Restricted Subsidiaries (in each case, as applicable, the “Loan Component”) to (b) the aggregate amount of the Valuations for each of the Mortgaged Properties that has been completed in the 18 calendar month period immediately prior to such date prior to such date (the “Value Component”); provided that the aggregate Value Component attributable to NAI Restricted Collateral shall not exceed the Maximum NAI Credit Facility Amount. On the Closing Date, the Value Component shall be $1,308,000,000.

“Loan Parties” shall mean collectively the Borrower, the Co-Borrowers, and each Guarantor (other than Holdings).

“LTIP Agreements” shall mean the AB Acquisition LLC Long Term Incentive Plan, as amended, and the AB Acquisition Senior Executive Retention Plan, as amended.

“Management Services Agreement” means the Management Services Agreement by and between AB Management Services Corp. and Borrower dated as March 21, 2013, as the same may be hereafter amended, modified, supplemented, extended, renewed, restated, or replaced, in each case so long as not materially adverse to the Lenders.

“Margin Stock” shall have the meaning set forth in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under the Financing Agreements, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Financing Agreements; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the Security Documents.

“Material Contract” shall mean with respect to any Person, each contract (other than the Financing Agreements) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $50,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Real Property” shall mean any fee owned or ground leased real property, as the case may be, of any Loan Party (other than any owned real property subject to a Lien permitted by clause (s) of Section 10.1 to the extent and for so long as the documentation governing such Lien prohibits the granting of a Mortgage thereon to secure the Obligations) with a Fair Market Value in excess of $500,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as determined by the most recent appraisal undertaken by an independent appraiser engaged by the Borrower and reasonably acceptable to the Agent); provided, however, no “surplus property” as determined in good faith by the Borrower shall constitute Material Real Property.

“Maturity Date” shall mean the Term B Maturity Date or the stated maturity date of any other Facility, as the case may be.

“Maximum NAI Credit Facility Amount” means, on any date, for so long as there is Indebtedness arising pursuant to the NAI Indenture and the provisions of the NAI Indenture limiting the amount of Debt (as defined in New Albertson’s Indenture) that may be secured by the NAI Restricted Collateral are in effect, the maximum amount of all Obligations and other Indebtedness secured by Liens thereon ranking pari passu with the Liens securing the Obligations (including, to the extent provided in Section 10.1 of the Security Agreement, the 2037 ASC Debentures Obligations (as defined in the Security Agreement)) permitted to be secured by NAI Restricted Collateral in accordance with, and without contravening, the terms of the NAI Indenture then outstanding and without giving rise to any obligation on the part of any Loan Party to grant an equal and ratable Lien on any of the NAI Restricted Collateral in favor of the holders of any of the NAI Notes to secure the obligations and Indebtedness outstanding thereunder

“Maximum Rate” shall have the meaning set forth in Section 14.16 hereto.

“Medicaid” shall mean the health care program jointly financed and administered by the federal and state governments under Title XIX of the Social Security Act.

“Medicare” shall mean the health care program under Title XVIII of the Social Security Act.

“MoneyGram” shall mean MoneyGram Payment Systems, Inc., together with its successors and assigns.

“MoneyGram Agreement” shall mean that certain Master Trust Agreement from time to time in effect by and between the Borrower and MoneyGram.

“Moody’s” shall mean Moody’s Investors Services, Inc. and any successor thereto.

“Mortgaged Property” shall mean (a) the fee owned and ground leased real property identified on Schedule 7(a)(ii) to the Perfection Certificate dated the Closing Date and (b) each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 9.8 and Section 9.9.

“Mortgage” shall mean a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage or leasehold deed of trust, in form and substance reasonably satisfactory to the Agent and its counsel and covering a Mortgaged Property (together with the fixture filings and Assignments of Leases and Rents referred to therein), duly executed by the appropriate Loan Party.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAI APA” shall mean the Asset Purchase Agreement dated as of March 31, 2013, by and among ABS, the Borrower, and certain direct and indirect subsidiaries of the Borrower.

“NAI Credit Card” shall mean any private label credit card issued by any Loan Party to customers or prospective customers.

“NAI Group” shall mean, collectively, the Borrower and its Subsidiaries.

“NAI Indenture” means the Indenture, dated as of May 1, 1992, between the Borrower and U.S. Bank National Association, as trustee, as successor trustee to Morgan Guaranty Trust Company of New York, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, Supplemental Indenture No. 2 dated as of June 1, 2006, and Supplemental Indenture No. 3 dated as of December 29, 2008 (as amended, supplemented or otherwise modified as of the Closing Date or in accordance with the terms hereof).

“NAI Notes” shall mean the notes issued by the Borrower under the NAI Indenture prior to the Closing Date.

“NAI Private Label Accounts” shall mean all Accounts (including rights to payment of finance charges, interest or fees) due to any Loan Party pursuant to a NAI Credit Card and any revolving charge accounts maintained by any Loan Party for any of its retail customers.

“NAI Restricted Collateral” means property of the Borrower and its Subsidiaries consisting of any “Principal Property” (as such term is defined in the NAI Indenture as in effect on the Closing Date) or shares of capital stock or Debt (as such term is defined in the NAI Indenture as in effect on the Closing Date) of any Subsidiary of the Borrower (which Debt is then held by the Borrower or any of its Subsidiaries).

“Net Income” shall mean, with respect to NAI Group, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) any amount required to repay (x) Indebtedness (other than pursuant to the Financing Agreements or under any Bank Products or Cash Management Services) that is secured by a Lien on the assets disposed of and which ranks prior to the Lien securing the Obligations or (y) Indebtedness or other obligations of any Restricted Subsidiary that is disposed of in such transaction, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to non-controlling interests or not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, if no Specified Default exists at the time of the proposed reinvestment (or such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing), the Borrower and its Restricted Subsidiaries may reinvest any portion of such proceeds in assets (other than current assets) useful for its business within 12 months of such receipt, and such portion of such proceeds shall not constitute Net Proceeds except to the extent such proceeds are not so used or contractually committed to be so used within 12 months of such receipt (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; provided, however, that such reinvested amount shall not exceed $500,000,000 in any Fiscal Year); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds net of the amounts described in clauses (i) through (v) above shall exceed $2,500,000 or (y) the aggregate amount of such net proceeds from dispositions resulting in net proceeds in excess of the threshold set forth in the foregoing clause (x) exceeds $25,000,000 in any Fiscal Year (and thereafter only net cash proceeds in excess of the amount specified in clause (y) of this proviso shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“Non-Consenting Lender” shall have the meaning set forth in Section 12.3(c).

“Non-Debt Fund Affiliate” shall mean an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“NPL” means the National Priorities List under CERCLA.

“Obligations” shall mean (i) any and all Term Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any Loan Party to Agent or any Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Loan Party under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (ii) the Other Liabilities.

“Offered Loans” shall have the meaning set forth in Section 2.3(c)(iii) hereto.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Applicable Indebtedness” shall have the meaning set forth in Section 2.3(b)(ii) hereto.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties and/or (b) any Bank Product furnished to any of the Loan Parties, as each may be amended from time to time, but in each case only if and to the extent that the provider of such Bank Product or Cash Management Service has furnished the Agent with notice thereof as required under Section 13.12 hereof.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies, arising from any payment made hereunder or under any other Financing Agreement or from the execution, delivery or enforcement of, or otherwise with respect to this Agreement or any other Financing Agreement, excluding, however, any such amounts imposed as a result of an assignment (“Assignment Taxes”), but only to the extent such Assignment Taxes (i) do not relate to an assignment made at the request of the Borrower pursuant to Section 6.2 and (ii) are imposed as a result of a present or former connection between the assignor and assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Financing Agreement, or sold or assigned an interest in any Term Loan or Financing Agreement.

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outside LC Facility” shall mean that certain Amended and Restated Letter of Credit Facility Agreement, dated as of January 24, 2014, among the Borrower and the issuing bank party thereto.

“Outstanding Amount” shall mean, on a particular date, the outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Overnight Rate” shall mean, for any day, the greater of the Federal Funds Effective Rate and an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.

“PACA” shall mean the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

“Participant” shall mean any financial institution that acquires and holds participation in the interest of any Lender in any of the Term Loans in conformity with the provisions of Section 14.7 of this Agreement governing participations.

“Participant Register” shall have the meaning set forth in Section 14.7(e) hereto.

“PASA” shall mean the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“PATRIOT Act” shall have the meaning set forth in Section 4.1(g) hereto.

“Paying Guarantor” shall have the meaning set forth in Section 14.12(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PCAOB” shall mean the Public Company Accounting Oversight Board or any successor organization thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” shall have the meaning set forth in the Security Agreement.

“Perishable Inventory” means Inventory included in the following categories as reported by the Loan Parties consistent with then-current industry practices: bakeries, produce, floral, dairy, fresh seafood, meat and deli.

“Permitted Acquisition” shall mean an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom);

(b) Any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(c) Such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and

(d) If the Person which is the subject of such Acquisition will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Restricted Subsidiary which is not then a Loan Party, such Restricted Subsidiary shall have been joined as a “Co-Borrower” hereunder or as a Guarantor, as the Borrower and the Agent shall agree, and the Agent shall have received a first priority (subject, in each case, to Permitted Liens having priority over the Lien of the Agent by operation of applicable Law) security and/or mortgage interest in such Restricted Subsidiary’s Equity Interests and the property of such Restricted Subsidiary of the same nature as constitutes Collateral under the Collateral Documents.

Notwithstanding anything to the contrary herein, the Eastern Division Acquisition shall be deemed to be a “Permitted Acquisition”.

“Permitted Disposition” shall have the meaning set forth in Section 10.5 hereto.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and, if applicable, any Co-Borrower, in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Co-Borrowers or Guarantors, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is 91 days after the Latest Maturity Date of any Loan outstanding at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Agent) and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holdings Indebtedness” shall mean any Indebtedness of Holdings provided that (i)immediately after giving pro forma effect thereto and to the use of the proceeds thereof, no Event of Default shall be continuing or result therefrom, (ii) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the Latest Maturity Date, (iii) such Indebtedness shall not have any financial maintenance covenants and (iv) if such Indebtedness is secured by the Equity Interests in the Borrower, such Indebtedness is subject to an intercreditor agreement in form and substance reasonably satisfactory to the Agent.

“Permitted Indebtedness” shall have the meaning set forth in Section 10.3 hereto.

“Permitted Investment” shall have the meaning set forth in Section 10.2 hereto.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower, and, if applicable, any Co-Borrower, in the form of one or more series of junior priority secured notes or junior priority secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Intercreditor Agreement, (iv) such Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Co-Borrowers or Guarantors and (vi) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Agent). Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” shall have the meaning set forth in Section 10.1 hereto.

“Permitted Notes” shall mean (i) unsecured senior or senior subordinated debt securities of the Borrower, (ii) debt securities of the Borrower that are secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations pursuant to the Intercreditor Agreement or (iii) debt securities of the Borrower that are secured by a Lien ranking pari passu with the Liens securing the Obligations pursuant to an Intercreditor Agreement; provided that (a) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Latest Maturity Date at the time of incurrence of such debt securities (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those in this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Agent at least three Business Days (or such shorter period as the Agent may reasonably agree) prior to the incurrence of such debt securities, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (c) at the time that any such Permitted Notes are issued (and after giving effect thereto) no Event of Default shall exist, (d) no Subsidiary of the Borrower (other than a Co-Borrower or Guarantor) shall be an obligor, and (e) no Permitted Notes shall be secured by any collateral other than the Collateral.

“Permitted Ratio Debt” shall mean Indebtedness of the Borrower or any Restricted Subsidiary, provided that immediately after giving pro forma effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom, (ii) the Consolidated Total Net Leverage Ratio on a Pro Forma Basis is no greater than 6.00 to 1.00, (iii) if such Indebtedness is secured by Liens ranking pari passu with the Term Loans, the Loan-to-Value Ratio is no greater than 0.65 to 1.00, (iv) if such Indebtedness is secured by Liens ranking junior to the Liens securing the Term Loans, the Loan-to-Value Ratio is no greater than 0.75 to 1.00, (v) such Indebtedness does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (vi) such Indebtedness shall not have any financial maintenance covenants, (vii) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party, the Liens securing such Indebtedness are subject to an Intercreditor Agreement, (viii) if such Indebtedness is subordinated in right of payment with the Term Loans, such Indebtedness shall contain subordination provisions reasonably satisfactory to the Agent, and (ix) any such Indebtedness incurred or guaranteed by a Restricted Subsidiary that is not a Loan Party does not exceed in the aggregate at any time outstanding $25,000,000.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Agent stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and, if applicable, any Co-Borrower, in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (ii) such Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Term Loans and all other Obligations), in each case prior to 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Co-Borrowers or Guarantors.

“Person” or “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Plan” shall mean an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning set forth in Section 9.6 hereto.

“Preferred Stock” shall mean any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or the calculation of any ratio hereunder, the determination of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 14.13.

“Pro Rata Share” shall mean, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender of the applicable Class or Classes at such time and the denominator of which is the amount of the aggregate Commitments and, if applicable and without duplication, Term Loans of the applicable Class or Classes at such time.

“Property” shall mean any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed Discounted Prepayment Amount” shall have the meaning set forth in Section 2.3(c)(ii) hereto.

“Public Lender” shall have the meaning set forth in Section 9.6 hereto.

“Purchasing Borrower Party” shall mean Holdings, the Borrower or any Subsidiary of the Borrower that (x) makes a Discounted Voluntary Prepayment pursuant to Section 2.3(c) or (y) becomes an Eligible Transferee or Participant pursuant to Section 14.7(h).

“Qualified Capital Stock” shall mean any Equity Interests that is not Disqualified Stock.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Real Estate Financing Facility” shall mean (i) any credit facility made available to a Real Estate Subsidiary that is non-recourse to the Borrower or any of its other Subsidiaries (other than Real Estate Subsidiaries party to such credit facility) and secured by the Real Property of Real Estate Subsidiaries and (ii) any sale and leaseback of Real Property of Real Estate Subsidiaries, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“Qualified Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the board of directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Borrower), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of NAI Group (other than a Receivables Subsidiary) to secure the ABL Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Qualifying Lenders” shall have the meaning set forth in Section 2.3(c)(iv) hereto.

“Qualifying Loans” shall have the meaning set forth in Section 2.3(c)(iv) hereto.

“Quarterly Accounting Period” shall mean any period of three (3) or four (4) consecutive Accounting Periods designated as a “Quarterly Accounting Period” on Schedule 1.02 hereto.

“Real Estate Financing Loan Parties” shall mean any Real Estate Subsidiaries that are borrowers or guarantors under a Qualified Real Estate Financing Facility.

“Real Estate Subsidiary” shall mean any Restricted Subsidiary of the Borrower that (i) does not engage in any business other than owning or leasing real property or (ii) owning directly or indirectly the Equity Interests of the Restricted Subsidiaries described in clause (i). As of the Closing Date, the Persons listed on Schedule 1.03 constitute all of the Real Estate Subsidiaries.

“Real Property” shall mean all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables Financing” shall mean any transaction or series of transactions pursuant to which the NAI Group may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the NAI Group), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations pursuant to a Swap Contract entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean a wholly owned Subsidiary of the Borrower (or other Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the Receivables Financing, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and which is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

(c) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Agent by delivery to the Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Refinanced Term Loans” shall have the meaning set forth in Section 12.3(i) hereto.

“Refinancing” shall mean the prepayment of all loans under the ABL Facility on the Closing Date (but without any commitment reduction except as required by the ABL Facility).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Holdings and the Loan Parties, (b) the Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans in accordance with Section 2.9.

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and amortization schedule.

“Refinancing Term Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Register” shall have the meaning set forth in Section 14.7(b) hereto.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws, and shall be independent of the NAI Group as prescribed by the Securities Laws.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Term Loans” shall have the meaning set forth in Section 12.3(i) hereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” shall mean (1) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement, whether incurred directly or by way of the conversion of Term B Loans into a new tranche of Term Loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for Term B Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Agent consistent with generally accepted financial practices, and without taking into account any fluctuations in Adjusted Eurodollar Rate or comparable rate), but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B Loans, excluding, for the avoidance of doubt, any prepayment made with cash on hand or the proceeds of any revolving loans under the ABL Facility or any Qualified Real Estate Financing Facility or (2) any effective reduction in the Effective Yield for Term Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Agent, consistent with generally accepted financial practices). Any such determination by the Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on all Lenders holding Term B Loans absent manifest error.

“Required Lenders” shall mean, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” shall mean the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of the Borrower that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Disposition Amount” shall mean, with respect to any Applicable Disposition, (a) 100% of the Net Proceeds of such Applicable Disposition minus (b) the amount of such Net Proceeds applied to prepay the Term Loans pursuant to Section 2.3(b)(ii).

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Safeway Acquisition” shall mean the direct or indirect acquisition of Safeway Inc. and its subsidiaries as set forth in the Safeway Merger Agreement.

“Safeway Merger Agreement” shall mean the Agreement and Plan of Merger dated as of March 6, 2014, by and among AB Acquisition LLC, Albertson’s Holdings LLC, ABS, Saturn Acquisition Merger Sub, Inc., and Safeway Inc.

“Safeway Services Agreement” shall mean a services agreement between Safeway Inc. and the Borrower to be entered into contemporaneously with or subsequent to the Safeway Acquisition pursuant to which the NAI Group would obtain services of the types currently obtained pursuant to the Transition Services Agreement.

“Same Day Funds” shall mean immediately available funds.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority which may be substituted therefor.

“Secured Party” or “Secured Parties” shall mean (a) individually, (i) each Lender, (ii) each Lender, Agent or any of their respective Affiliates which provide Bank Products or Cash Management Services to the Loan Parties, (iii) the Agent, (iv) each of the Agent Parties, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Financing Agreement, Bank Product or Cash Management Service, (vi) any other Person to whom Obligations under this Agreement and other Financing Agreement are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, together with all rules, regulations and interpretations thereunder or related thereto.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” shall mean the Security Agreement, dated as of Closing Date, among the Borrower, the other grantors party thereto and the Agent.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Agreement” means that certain Settlement Agreement, dated as of March 21, 2013 by and among SVU, the self-insured direct and indirect subsidiaries of SVU named therein, the California Self-Insurers Security Fund, AB LLC, ABS and the NAI Entities (as defined therein).

“Settlement Agreement Amendment” means that certain Collateral Substitution Agreement effective as of January 21, 2014 among certain of the parties to the Settlement Agreement.

“Shareholders’ Equity” shall mean, as of any date of determination, consolidated shareholders’ equity of the NAI Group as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” shall mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” shall mean a certificate substantially in the form of Exhibit O executed by the chief financial officer of the Borrower.

“SPC” shall have the meaning set forth in Section 14.7(k) hereto.

“Specified Acquisition Agreement Representations” shall mean, with respect to any Designated Acquisition to be financed in any part by the proceeds of Incremental Term Loan Commitments, the representations and warranties set forth in the definitive agreement therefor that are material to the interest of the Incremental Term Lenders, and only to the extent that the Borrower or applicable Co-Borrower has the right to terminate its obligations under such agreement or decline to consummate the Permitted Acquisition as a result of a breach of such representations and warranties.

“Specified Default” shall mean an Event of Default under Section 11.1(a), (g) or (h).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.12(k)).”

“Specified Representations” shall mean, with respect to any Designated Acquisition, the representations Sections 8.1(a), 8.1(b)(ii), 8.2(a), 8.2(d), 8.16, 8.17, 8.20, 8.21, 8.22, 8.24 and 8.27 (subject to the Collateral and Guarantee Requirement).

“Specified Transaction” shall mean any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Sponsor” shall mean, individually and collectively, (a) Cerberus Capital Management L.P., (b) Lubert-Adler Real Estate Fund V, L.P., (c) Klaff Realty, L.P., (d) Schottenstein Stores Corporation, and (e) Kimco Realty Corporation.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by NAI Group which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Store” shall mean any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower that is a Guarantor hereunder.

“Successor Company” shall have the meaning set forth in Section 10.4(d) hereto.

“SVU” means SUPERVALU INC., a Delaware corporation.

“SVU Escrow Account” means the escrow account at JPMorgan Chase Bank, N.A., governed by the terms of that certain escrow agreement dated as of March 21, 2013 among the Borrower, SVU and the escrow agent thereunder wherein monies are pledged in favor of the trustee under the ASC Indenture.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives

Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Indemnitee” shall have the meaning set forth in Section 6.1(e) hereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitment” shall mean, as to each Lender, its obligation to make a Term B Loan to the Borrower on the Closing Date pursuant to Section 2.1 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01 (as in effect on the Closing Date) under the caption “Term B Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.8). The initial aggregate amount of the Term B Commitments is $850,000,000.

“Term B Loans” shall mean the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.1.

“Term B Maturity Date” means June 27, 2021.

“Term Commitment” shall mean, as to each Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.3 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance, (ii) an Incremental Amendment or (iii) a Refinancing Amendment.

“Term Lender” means any Lender that had a Term Commitment or any Lender that has purchased a Term Loan pursuant to one or more Assignment and Acceptance in accordance with the terms hereof.

“Term Loan” shall mean any Term B Loan, Incremental Term Loan, Other Term Loan or Extended Term Loan, as the context may require.

“Term Loan Extension Request” shall have the meaning set forth in Section 2.10(a) hereto.

“Term Loan Extension Series” shall have the meaning set forth in Section 2.10(a) hereto.

“Term Note” shall mean a note evidencing Term Loans in the form of Exhibit D.

“Test Period” shall mean, for any date of determination under this Agreement, the latest four consecutive Quarterly Accounting Periods of the Borrower for which financial statements have been delivered to the Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 9.5, as applicable.

“Third Party Payors” shall mean any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under Medicare, Medicaid or any insurance contract with such private health insurer.

“Total Assets” shall mean the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent financial statements of the Borrower that Agent has received in accordance with Section 9.5 hereof.

“Total Outstandings” shall mean the aggregate Outstanding Amount of all Term Loans.

“Trading with the Enemy Act” shall have the meaning set forth in Section 8.20.

“Transactions” shall mean, collectively, (a) the execution and delivery of the Financing Agreements and the funding of the Term B Loans on the Closing Date, (b) the Refinancing and (c) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transition Services Agreement” shall mean the Transition Services Agreement, dated as of March 21, 2013, by and between the Borrower and SVU, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Trust Funds” shall have the same meaning assigned to it in the MoneyGram Agreement (as in effect on the Closing Date).

“Type” shall mean, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“United States Tax Compliance Certificate” shall have the meaning set forth in Section 6.1(d)(2)(C) hereto.

“Unrestricted Subsidiary” shall mean (i) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.04, (ii) any Subsidiary of the Borrower (other than a Co-Borrower) designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 10.14 subsequent to the Closing Date, (iii) each Receivables Subsidiary, and (iv) any Subsidiary of a Restricted Subsidiary.

“U.S. Lender” shall mean any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Valuation” shall mean, in relation to any Mortgaged Property, a valuation of such Mortgaged Property made at any relevant time by an Approved Broker, on the basis of a sale for prompt delivery for cash at arms’ length on customary commercial terms as between a willing seller and a willing buyer. If any Approved Broker shall deliver a Valuation indicating a range of values for a Mortgaged Property, the Valuation for such Mortgaged Property shall be the arithmetic mean of the two endpoints of such range.

“Value Component” shall have the meaning assigned to such term in the definition of Loan-to-Value Ratio.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

SECTION 2.    CREDIT FACILITIES

2.1 Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower on the Closing Date Loans in an aggregate amount not to exceed such Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice, to the Agent. Each such notice must be received by the Agent not later than 11:00 a.m. (New York, New York time) (1) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (2) on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (1) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the initial Borrowing of Term B Loans. Except as provided in Section 2.8, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000, in excess thereof. Except as provided in Section 2.8, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Borrower fails to specify a Type of Term Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Term Loans. Any such automatic conversion to Base Rate Term Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Term Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(c) Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Term Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.1(b). In the case of each Borrowing, each Lender shall make the amount of its Term Loan available to the Agent in Same Day Funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account(s) of the applicable Borrower on the books of the Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the applicable Borrower to (and reasonably acceptable to) the Agent.

(d) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the applicable Borrower pays the amount due, if any, under Section 3.3 in connection therewith. During the occurrence and continuation of an Event of Default, the Agent or the Required Lenders may require that no Term Loans may be converted to or continued as Eurodollar Rate Loans.

(e) The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurodollar Rate by the Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in Citi’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(f) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect; provided that after the establishment of any new Class of Term Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.1(f) shall increase by six (6) Interest Periods for each applicable Class so established.

(g) The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.

(h) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Agent, each of such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Agent in accordance with the foregoing. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section 2.1(h) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(i) Anything to the contrary in this Section 2.1 or otherwise notwithstanding, for so long as the NAI Indenture is in effect and includes any limitation on the amount of Indebtedness that may be secured by the NAI Restricted Collateral, the NAI Restricted Collateral subject to the Lien of the Collateral Agent will secure only an amount equal to the product of (x) the Maximum NAI Credit Facility Amount and (y) a fraction, the numerator of which is the aggregate principal amount of the Term Loans and the 2037 ASC Debentures and the denominator of which is the aggregate principal amount of the Term Loans, the 2037 ASC Debentures and all other Indebtedness secured on a pari passu basis with the Term Loans. The Agent may at any time and from time to time require that a Responsible Officer execute and deliver to the Agent a certificate, in form and substance reasonably satisfactory to the Agent, calculating the Maximum NAI Credit Facility Amount, including certifying the accuracy of such calculation and providing such reasonable detail as to the basis for such calculation as the Agent may from time to time request.

2.2 Repayment of Loans. The Borrower agrees to repay to the Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with December 31, 2014, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Loans outstanding on the date hereof (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.3(b)), and (ii) on the Term B Maturity Date, the aggregate principal amount of all Term B Loans outstanding on such date.

2.3 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Agent, at any time or from time to time thereafter, without premium or penalty except as provided in clause (d) below, voluntarily prepay the Term Loans of any Class in whole or in part; provided that (1) such notice must be received by the Agent not later than 1:00 p.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; or, in the case of clause (2) or (3) of this proviso, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Class of Term Loans to be repaid and whether such Term Loan is Eurodollar Rate Loan or a Base Rate Loan and the order of Loan(s) to be prepaid. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or, if such prepayment is being made pursuant to Section 2.3(c) or Section 14.7(h), such Lender’s share, of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.3. In the case of each prepayment of the Term Loans pursuant to this Section 2.3(a), the Borrower may in its sole discretion select the Class of Term Loans (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares (other than if pursuant to Section 2.3(c) or Section 14.7(h)).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.3(a)(i) if such prepayment would have resulted from a refinancing of all of the Facilities or other transaction, which refinancing or other transaction shall not be consummated or shall otherwise be delayed. Each prepayment of Term Loans pursuant to Section 2.3(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.2 as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.2.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 9.5(a) and the related Compliance Certificate has been delivered, the Borrower shall cause to be prepaid an aggregate amount of Term Loans equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans during such Fiscal Year pursuant to Section 2.3(a), (2) the amount expended by any Purchasing Borrower Party to prepay any Term Loans pursuant to Section 2.3(c) or Section 14.7(h), and (3) all voluntary prepayments of loans under the ABL Facility during such Fiscal Year to the extent the commitments under the ABL Facility are permanently reduced by the amount of such payments and, in the case of each of the immediately preceding clauses (1), (2) and (3), to the extent such prepayments are funded with Internally Generated Cash.

(ii) If (1) the Borrower or any Restricted Subsidiary of the Borrower Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 10.5(a), (b), (c), (e), (f) (g), (h), (i)(to the extent the Disposition is to a Restricted Subsidiary and the property or assets continue to secure the Obligations with the same priority as prior to such Disposition), (k), (l), (m), (o), (q), (r) or (t)), or (2) any Casualty Event occurs, which results in the realization or receipt by the Borrower or any Restricted Subsidiary of Net Proceeds, the Borrower shall, subject to the terms of the Intercreditor Agreement, cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to (x) in the case of Dispositions described in clause

(1) above, an amount equal to the Applicable Disposition Percentage of all Net Proceeds received from such Disposition and (y) in the case of Casualty Events described in clause (2) above, an amount equal to 100% of such Net Proceeds received in connection with such Casualty Events; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or to prepay any Indebtedness (other than the Term Loans) that is secured by Liens ranking pari passu with the Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such other Indebtedness required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.3(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (x) that is intended to be Credit Agreement Refinancing Indebtedness, (y) that is not otherwise permitted to be incurred pursuant to Section 10.3 or (z) notwithstanding clause (y), that is Indebtedness permitted by Section 10.3(u) (other than (A) Indebtedness the proceeds of which are applied to repay Indebtedness previously incurred under Section 10.3(u), (B) Indebtedness incurred under a Qualified Real Estate Financing Facility to finance the acquisition of Material Real Property after the Closing Date so long as such Indebtedness is incurred within 180 days of the acquisition of such Material Real Property and (C) Indebtedness the proceeds of which are used by a Real Estate Subsidiary to pay the purchase price to the Borrower or a Restricted Subsidiary for any Real Property to the extent such proceeds constituted Net Proceeds of a Disposition subject to clause (b)(ii) above), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv) Except with respect to Term Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request or any Incremental Amendment (to the extent set forth in such Refinancing Amendment, Term Loan Extension Request or Incremental Amendment as contemplated below), (A) each prepayment of Term Loans pursuant to this Section 2.3(b) shall be applied to the next eight succeeding scheduled principal installments to each Class of Term Loans and then ratably to the remaining installments of each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt and (ii) any Class of Incremental Term Loans, Extended Term Loans or Other Term Loans may specify that one or more other Classes of Loans may be prepaid prior to such Class of Incremental Term Loans, Extended Term Loans or Other Term Loans and (B) each such prepayment shall be paid to the applicable Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(c) (i) Notwithstanding anything to the contrary in Section 2.3(a), 2.6(a) or 2.7 (which provisions shall not be applicable to Section 2.3(c)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Term Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in Section 2.3(c); provided that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of a specified Class on a pro rata basis, (B) such Purchasing Borrower Party shall deliver to the Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in Section 2.3(c) has been satisfied, (3) such Purchasing Borrower Party does not have any material non-public information (“MNPI”) with respect to Holdings or any of its Subsidiaries that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Holdings, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

(ii) To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Agent substantially in the form of Exhibit I hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term Loans of a specified Class in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $10,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.3(c)(ii), the Agent shall promptly notify each Lender of the applicable Class thereof. On or prior to the Acceptance Date, each Lender may specify by written notice substantially in the form of Exhibit J hereto (each, a “Lender Participation Notice”) to the Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans of the applicable Class specified by the Lenders in the applicable Lender Participation Notice, the Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for such Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 2.3(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans of the applicable Class whose Lender Participation Notice is not received by the Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans of the applicable Class (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days after the Acceptance Date (or such other date as the Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.3), upon irrevocable notice substantially in the form of Exhibit K hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Agent no later than 11:00 a.m. (New York City time), two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.3(c)(iii) above) established by the Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(d) Prepayment Premium. At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is six months after the Closing Date, the Borrowers agree to pay to the Agent, for the ratable account of each Lender with outstanding Term B Loans which are repaid or prepaid pursuant to such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 12.3(c)), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (2) of the definition thereof, the aggregate principal amount of all Term B Loans outstanding on such date that are subject to an effective reduction of the Applicable Margin applicable to the Term B Loans pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(e) Funding Losses, Etc. All prepayments under Section 2.3 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.3. Notwithstanding any of the other provisions of Section 2.3(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under Section 2.3(b) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Term Loans in accordance with Section 2.3(b). Upon the occurrence and during the continuance of any Event of Default, the Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with Section 2.3(b).

2.4 Termination or Reduction of Commitments. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Term B Loans to be made by it on the Closing Date.

2.5 Evidence of Indebtedness.

(a) The Term Loans made by each Lender shall be evidenced by one or more entries in the Register maintained by the Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower. The accounts or records maintained by the Agent shall be conclusive evidence absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender pursuant to Section 2.5(b) and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Term Note payable to such Lender, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Class, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

(b) Entries made in good faith by the Agent in the Register pursuant to Section 2.5(a), and by each Lender in its account or accounts pursuant to this Section 2.5(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Financing Agreements, absent manifest error; provided that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Financing Agreements.

2.6 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Agent after 2:00 p.m., shall in each case, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in Same Day Funds, then:

(i) if the Borrower or applicable Co-Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Term Loan included in the applicable Borrowing. If such Lender does not pay such amount within one Business Day upon the Agent’s demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.6(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Term Loan set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

(f) Whenever any payment received by the Agent under this Agreement or any of the other Financing Agreements is insufficient to pay in full all amounts due and payable to the Agent and the Lenders under or in respect of this Agreement and the other Financing Agreements on any date, such payment shall be distributed by the Agent and applied by the Agent and the Lenders in the order of priority set forth in Section 11.3. If the Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Financing Agreements under circumstances for which the Financing Agreements do not specify the manner in which such funds are to be applied, the Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Term Loans outstanding at such time in repayment or prepayment of such of the outstanding Term Loans or other Obligations then owing to such Lender.

2.7 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Term Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Term Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 14.11 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 14.14) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.7 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.8 Incremental Credit Extensions.

(a) The Borrower may, by written notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders) from time to time, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans, as the case may be, in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (the “Increased Amount Date”), and (iii) whether such Incremental Term Loan Commitments are to be commitments to make term loans on the same terms as the Term B Loans or with interests rates and/or amortization and/or maturity and/or other terms different from the Term B Loans (“Incremental Term Loans”).

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Agent an Incremental Amendment and such other documentation as the Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Amendment shall specify the terms of the applicable Incremental Term Loans; provided that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Incremental Term Loans shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Agent, (ii) the final maturity date of any Incremental Term Loans shall be no earlier than the Latest Maturity Date at the time such Incremental Term Loans are established, and (iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans; provided further that, if the Effective Yield in respect of any such Incremental Term Loan exceeds the Effective Yield of the Term B Loans by more than 50 basis points, then the Applicable Margin for the Term B Loans shall be increased so that the Effective Yield in respect of such Incremental Term Loan is no more than 50 basis points higher than the Effective Yield for the Term B Loans and if the lowest permissible Adjusted Eurodollar Rate is greater than 1.00% or the lowest permissible Base Rate is greater than 2.00% for such Incremental Term Loan, the difference between such “floor” and 1.00% in the case of Adjusted Eurodollar Rate Incremental Term Loans, or 2.00% in the case of Base Rate Incremental Term Loans, shall be equated to interest rate margin for purposes of the this proviso. The Incremental Term Loans shall have the same guarantees as and rank pari passu in right of payment and security with the Term B Loans.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.8 unless (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Event of Default shall exist (except to the extent the proceeds of the Incremental Term Loans are to be used to finance a Designated Acquisition, in lieu of such condition, (A) no Event of Default shall be continuing at the time of execution of the applicable contract or agreement for such acquisition and (B) no Event of Default under Sections 8.1(a) or (f) shall be continuing at the time of making such acquisition)); (ii) after giving effect to such Incremental Commitments, the conditions of Section 4.2(a) shall be satisfied (it being understood that all references to “the date of the making of such Loan” or similar language in such Section 4.2(a) shall be deemed to refer to the effective date of such Incremental Amendment (except, to the extent the proceeds of the Incremental Term Loans are to be used to finance a Designated Acquisition, such representations shall be limited to the Specified Representations and Specified Acquisition Agreement Representations) and (iii) the Agent shall have received customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) The Incremental Amendment may, without the consent of Borrower, or any other Loan Party, Agent or Lenders, effect such amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.8. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. Incremental Term Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan) or by any other bank or other financial institution; provided that any such bank or financial institution shall be reasonably satisfactory to the Agent and the Borrower. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

This Section 2.8 shall supersede any provisions in Section 2.7 or 12.3 to the contrary.

2.9 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Incremental Term Loans) in the form of Other Term Loans or Other Term Loan Commitments pursuant to a Refinancing Amendment.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Financing Agreements.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.9(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Financing Agreements may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Financing Agreements consistent with the provisions and intent of Section

12.3(g) (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.9, and the Required Lenders hereby expressly authorize the Agent to enter into any such Refinancing Amendment.

2.10 Extension of Term Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.10. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than four (4) different Maturity Dates; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement, (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an

Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.10 shall be in an aggregate principal amount that is not less than $25,000,000.

(b) Extension Request. The Borrower shall provide the applicable Term Loan Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.10. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(c) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among Holdings, the Loan Parties, the Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.10(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Financing Agreements. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Financing Agreements may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.2 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Amendment (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.2), (iii) modify the prepayments set forth in Section 2.3 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Financing Agreements consistent with the provisions and intent of Section 12.3(g) (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Financing Agreements as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrower, to effect the provisions of this Section 2.10, and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(d) No conversion of Term Loans pursuant to any Extension Amendment in accordance with this Section 2.10 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 3.    INTEREST AND FEES

3.1 Interest.

(a) The Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Term Loans at the Interest Rate. All interest accruing hereunder shall be payable on demand: (i) on and after the date of any Event of Default, following the Agent’s election to increase the Interest Rate pursuant to clause (b) of the definition thereof and from time to time thereafter, and (ii) on and after the date of termination hereof.

(b) Interest shall be payable by the Borrowers to Agent, for the account of Lenders, with respect to Base Rate Loans on the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made, which shall be calculated on the basis of three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, and actual days elapsed. Interest shall be payable by the Borrower to Agent, for the account of Lenders, with respect to any Eurodollar Rate Loans on the last day of each applicable Interest Period with respect to such Loans, or, in the case of Interest Periods longer than three months, on the date that is three months after the commencement of such Interest Period, which shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the date any change in such Base Rate is effective. In no event shall charges constituting interest payable by the Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Closing Fees. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.50% of the stated principal amount of such Lender’s Term B Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and such Closing Fee shall be netted against Term B Loans made by such Lender.

(b) The Borrower shall pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein or as has otherwise been agreed by or on behalf of Borrower.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) with respect to Eurodollar Rate Loans, any change in, or in the interpretation of, any Law is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) with respect to Eurodollar Rate Loans, a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, or (iv) a Funding Bank or any Lender determines that any change in, or in the interpretation of, any law or regulation shall subject such Funding Bank or such Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis in Taxation of payments to such Funding Bank or such Lender in respect thereof (except for any Excluded Taxes, or Indemnified Taxes or Other Taxes indemnifiable under Section 6.1); and the result of any of the foregoing events described in clauses (i), (ii), (iii) or (iv) is an increase in the cost to any Lender of funding or maintaining the Term Loans, then Borrower and Guarantors shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify such Lender, as the case may be, against such increased cost on an after-Tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to the Borrower by Agent or the applicable Lender and shall be conclusive, absent manifest error. Notwithstanding anything herein to the contrary, for all purposes under this Agreement (including Section 3.3(a)), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law after the date hereof, regardless of the date enacted, adopted or issued.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, or (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, Agent shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (B) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Base Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement (i) Agent or such Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) The Borrower and Guarantors shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by the Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by the Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein (excluding the Applicable Margin) over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e) Any Agent or any Lender claiming compensation under this Section 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(f) With respect to any Lender’s claim for compensation under Section 3.3(a), (b) or (c), the Borrower and Guarantors shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(g) If any Lender requests compensation under Section 3.3(a), (b) or (c), then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.3(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.3(a), (b) or (c).

SECTION 4.    CONDITIONS PRECEDENT

4.1 Conditions Precedent to Term B Loans. The obligation of Lenders to make the Term B Loans hereunder on the Closing Date is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Term B Loan, each of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i) executed counterparts of this Agreement;

(ii) a Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Financing Agreements to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Financing Agreements to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) evidence reasonably satisfactory in form and substance to the Agent that, upon the Refinancing, the Liens of the ABL Agent on the Mortgaged Property identified on Schedule 7(a)(ii) to the Perfection Certificate dated the Closing Date will be released;

(vi) a solvency certificate signed by the Chief Financial Officer of the Borrower substantially in the form attached hereto as Exhibit O;

(vii) the Collateral Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties;

(viii) FIRREA and Uniform Standards of Professional Appraisal Practice compliant appraisals of the real estate properties to collateralize the Term Loan Facility that include “as is,” “dark” valuations and fair market rents for the properties (for the avoidance of doubt, appraisals that were delivered to the agent under the ABL Credit Agreement on January 24, 2014 shall be deemed satisfactory for this clause (viii));

(ix) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with the Closing Date or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(x) Uniform Commercial Code financing statements required by Law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Financing Agreements and all such documents and instruments shall have been (or have been authorized by the Loan Parties to be) so filed, registered or recorded to the satisfaction of the Agent;

(xii) a Committed Loan Notice;

(xiii) a customary legal opinion (including no conflicts with all indentures and other material debt documents of the Borrower and NAI and its subsidiaries) (A) from Schulte Roth & Zabel LLP, counsel to the Loan Parties and (B) from Illinois, Maine, Massachusetts, Indiana and Ohio counsel to the Loan Parties, in each case addressed to the Agent and each Lender; and

(xiv) customary evidence of insurance reasonably satisfactory to the Agent.

(b) [Reserved].

(c) [Reserved].

(d) Since February 20, 2014, there shall not have occurred any Material Adverse Effect.

(e) The Arrangers shall have received (i) the audited consolidated balance sheet and income statement of the Borrower and its Subsidiaries for the Fiscal Year ended February 20, 2014 and (ii) a sponsor model with pro forma projections of the NAI Group through the Fiscal Year ending 2019.

(f) All fees required to be paid on the Closing Date pursuant to the Fee Letter and this Agreement and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement, in each case to the extent invoiced at least two business days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Term Loans).

(g) The Agent shall have received at least five (5) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “PATRIOT Act”), that has been reasonably requested by the Term B Loan Lenders at least 10 days prior to the Closing Date.

(h) [Reserved].

(i) [Reserved].

(j) The Intercreditor Agreement between the Agent and the ABL Agent shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

4.2 Conditions Precedent to All Term Loans. The obligation of Lenders to make Term Loans is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Term Loan of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and

(b) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Term Loan and after giving effect thereto.

SECTION 5.    [RESERVED]

SECTION 6.    TAXES

6.1 Taxes. (a) Any and all payments by or on account of any Loan Party hereunder or under any other Financing Agreement shall (except to the extent required by applicable Laws) be made free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) If any Loan Party, the Agent or any other applicable withholding agent shall be required by applicable law to deduct or withhold any Tax from or in respect of any sum paid or payable by any Loan Party under any of the Financing Agreements, then (i) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority in accordance with applicable Laws any such Tax before the date on which penalties attach thereto, (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 6.1), each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, and (iii) within thirty days after paying any sum from which it is required by applicable Laws to make any deduction or withholding, if a Loan Party is the applicable withholding agent, the Borrower shall deliver to such Agent or Lender (as the case may be) evidence reasonably satisfactory to such Agent or Lender (as the case may be) of such deduction or withholding and of the timely remittance thereof to the relevant Governmental Authority.

(c) Without limiting the provisions of Sections 6.1(a) and (b), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Agent, provide the Borrower and the Agent with any documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Financing Agreement. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 6.1(d)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its inability to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Foreign Lender shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H-1, Exhibit H-2, Exhibit H-3 or Exhibit H-4 (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 6.1(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owners), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Financing Agreements.

(3) If a payment made to a Lender under any Financing Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this Section 6.1(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) The Loan Parties shall, within ten (10) days after written demand therefor, jointly and severally, indemnify the Agent and each Lender (each a “Tax Indemnitee”) for the full amount of any Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.1) payable by such Tax Indemnitee, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by a Tax Indemnitee (or by Agent on behalf of a Tax Indemnitee), shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 6.1, then such Tax Indemnitee shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 6.1 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the applicable Loan Party, upon the request of the Tax Indemnitee, agrees to promptly repay the amount paid over pursuant to this Section 6.1(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Tax Indemnitee in the event that such Tax Indemnitee is required to repay such refund to such Governmental Authority. This Section 6.1(f) shall not be construed to require any Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(g) Without prejudice to the survival of any other agreements of any Loan Party hereunder or under any other Financing Agreement, the agreements and obligations of Loan Parties contained in this Section 6.1 shall survive the termination of this Agreement and the payment in full of the Obligations.

(h) Upon the written request of Borrower, any Lender or Agent claiming any additional amounts or indemnification payments payable pursuant to this Section 6.1 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

6.2 Replacement of Lenders under Certain Circumstances.

(a) If at any time a Loan Party becomes obligated to pay additional amounts or indemnity payments described in Section 6.1 or 3.3 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.3, then the Borrower may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 14.7(a) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility) to one or more Eligible Transferees; provided that neither the Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that in the case of any such assignment resulting from a claim for compensation under Section 3.3 or payments required to be made pursuant to Section 3.3, such assignment will result in a reduction in such compensation or payments; or (y) terminate the Commitment, if any, of such Lender and repay or cause to be repaid all Obligations of the Borrower owing to such Lender relating to the Term Loans held by such Lender as of such termination date.

(b) Any Lender being replaced pursuant to Section 6.2(a) above shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s applicable Commitment, if any, and outstanding Term Loans, and (ii) deliver any Term Notes evidencing such Term Loans to the Borrower or Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment, if any, and outstanding Term Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Term Loans and Commitments so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Term Note or Term Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Term Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender.

SECTION 7.    [RESERVED]

SECTION 8.    REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make Term Loans, each Loan Party represents and warrants to the Agent and the Lenders that:

8.1 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Financing Agreements to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 8.1 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

8.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Financing Agreement to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Collateral Documents); or (d) violate any Law.

8.3 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the NAI Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the NAI Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Consolidated forecasted balance sheets and statements of income and cash flows of the NAI Group delivered pursuant to Section 9.5(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

8.4 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Liens or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 8.4(b)(1) sets forth the address of all Material Real Property that is owned by the Loan Parties and each of their Restricted Subsidiaries on the Closing Date. Each Loan Party has good and valid fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 8.4(b)(2) sets forth the address of all Leases of Material Real Property of the Loan Parties in effect on the Closing Date, together with the name of each lessor with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and, to the knowledge of the Loan Parties, the Loan Parties are not in default of the terms thereof, except, in each case, as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Liens and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Schedule 10.2 sets forth a complete and accurate list of all Investments of the type under Section 10.2(b) held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 10.3 sets forth a complete and accurate list of all Material Indebtedness of the type under Section 10.3(a) of each Loan Party or any Restricted Subsidiary of a Loan Party on the Closing Date, showing as of the date hereof the amount, obligor or issuer and maturity thereof.

8.5 Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Liens on account thereof) have been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Financing Agreement, or any of the transactions contemplated hereby, or (b) except as disclosed in Schedule 8.6, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except for any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof: (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law at any Material Property, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending written notice of claim with respect to any Environmental Liability or (iv) is presently aware of any basis for any Environmental Liability;

(b) Except as otherwise set forth on Schedule 8.8 and to the knowledge of the Loan Parties: (i) none of the Material Real Properties is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) except for any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Material Real Properties; and (iii) except for any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Materials have been released, discharged or disposed of on any of the Material Real Properties or to the knowledge of any Loan Party or any Restricted Subsidiary, on any property formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof; and

(c) Except as otherwise set forth on Schedule 8.8, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, which investigation, assessment, remedial or response action could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.9 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate could reasonably be expected to have a Material Adverse

Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

8.10 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Financing Agreements to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

8.11 Intellectual Property; Licenses, Etc. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary does not violate, dilute, or misappropriate and has not, in the past three (3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 8.11, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries; Equity Interests. As of the Closing Date: (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 8.12, which Schedule sets forth, as of the Closing Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 8.12 free and clear of all Liens except for Liens in favor of the Agent under the Financing Agreements and Permitted Liens which do not have priority over the Liens of the Agent. Except as set forth in Schedule 8.12, as of the Closing Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Closing Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 10.2. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.1 are true and correct copies of each such document, each of which is valid and in full force and effect as of the Closing Date.

8.13 Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Agreements will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

8.14 Anti-Money Laundering. Neither Holdings, any Loan Party, any of their Subsidiaries or, to the knowledge of senior management of each Loan Party, any of their Affiliates and or any of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

8.15 Material Contracts. Schedule 8.15 sets forth all Material Contracts to which any Loan Party is a party as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the date hereof, subject to confidentiality restrictions contained therein. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

8.16 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Borrowing, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Financing Agreements with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

8.17 Investment Company Act; Margin Regulations.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Borrowings shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

8.18 Disclosure. On the Closing Date, each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Financing Agreement (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

8.19 FCPA. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.20 Office of Foreign Assets Control. Neither the advance of the Term Loans nor the use of the proceeds of the Term Loans will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading with the Enemy Act”) or the Foreign Assets Control Regulations of the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto that is administered by OFAC (which, for the avoidance of doubt, shall include but shall not be limited to Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”). None of the Loan Parties or their Subsidiaries and Unrestricted Subsidiaries (a) is a Specially Designated National as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages in any dealings or transactions with any Specially Designated Nationals in violation of the Executive Order.

8.21 USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with the PATRIOT Act, to the extent each Loan Party is legally required to comply with the PATRIOT Act.

8.22 Use of Proceeds. The proceeds of the Term B Loans will be used for the Refinancing, to pay fees and expenses in connection with the Transactions and for general corporate purposes.

8.23 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 8.23 (a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank (as defined in the ABL Credit Agreement).

(b) Annexed hereto as Schedule 8.23(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

8.24 Binding Effect. This Agreement has been, and each other Financing Agreement, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Financing Agreement when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

8.25 No Material Adverse Effect. Since February 20, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

8.26 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Financing Agreement.

8.27 Collateral Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Agent (or, so long as the Intercreditor Agreement is in effect and the ABL Agent is acting as agent for the Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by the ABL Agent), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Agent have not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Financing Agreements, subject to Permitted Liens having priority under applicable Law.

(b) When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Financing Agreements, subject to Permitted Liens having priority under applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages when granted shall create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable first priority Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages in proper form with the appropriate Governmental Authorities and the payment of any mortgage recording taxes of fees, the Agent will have a perfected first priority Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing or recording (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person to the extent required by the Financing Agreements, subject to Permitted Liens having priority under applicable Law.

8.28 Pharmaceutical Laws.

(a) The Loan Parties have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws would not reasonably be expected to have a Material Adverse Effect.

(c) None of the Loan Parties has any liabilities, claims against it or presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

8.29 HIPAA Compliance. To the extent that and for so long as a Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.

For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party to the extent legally required (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

8.30 Compliance With Health Care Laws.

(a) Each Loan Party is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it, except where the failure to so comply does not have or could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party has received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Loan Party has maintained all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable Law or regulation, except where the failure to maintain such records does not have or could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto, and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to obtain could not reasonably be expected to cause a Material Adverse Effect.

(c) Each Loan Party which is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no claims to the best of each Loan Party’s knowledge, actions or appeals pending (and no Loan Party has filed any claims or reports which should result in any such claims, actions or appeals) before any Third Party Payor or Governmental Authority, including without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of HCFA, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party on or before the date hereof. No validation review or program integrity review related to a Loan Party which could reasonably likely have a Material Adverse Effect has been conducted by any Third Party Payor or Governmental Authority in connection with Medicare or Medicare programs, and to the best of each Loan Party’s knowledge, no such reviews are scheduled, pending or threatened against or affecting any Loan Party, or any of its assets, or, the consummation of the transactions contemplated hereby. To the best of each Loan Party’s knowledge, there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure against such parties.

(d) Schedule 8.30 hereto sets forth an accurate, complete and current list, as of the Closing Date, of all participation agreements of the Loan Parties with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors and all such agreements are in full force and effect and no material default exists thereunder.

8.31 Notices from Farm Products Sellers, etc. (a) Borrower has not, within the one (1) year period prior to the date hereof, received any written notice pursuant to the applicable provisions of the PASA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any supplier or seller of Farm Products or (ii) any lender to any such supplier or seller or any other Person with a security interest in the assets of any such supplier or seller, or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any state, commonwealth or political subdivision thereof in which any Farm Products purchased by such Loan Party are produced, in any case advising or notifying Borrower of the intention of such supplier or seller or other Person to preserve the benefits of any trust applicable to any assets of Borrower established in favor of such supplier, seller or other Person under the provisions of any law or claiming a Lien with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by Borrower or any related or other assets of Borrower.

(b) Borrower is not a “live poultry dealer” (as such term is defined in the PASA) or otherwise purchases or deals in live poultry of any type whatsoever. The Loan Parties do not purchase livestock pursuant to cash sales as such term is defined in the PASA. Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or agricultural operations.

SECTION 9.    AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 9.5, 9.6 and 9.7) cause each Subsidiary to:

9.1 Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 10.4 or 10.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.2 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

9.3 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (x) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); (y) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, carriers and suppliers, sellers, or agents of Perishable Inventory and Farm Products) which, if unpaid, would by Law become a Lien upon its property; and (z) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Liens) or (b) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

9.4 Insurance.

(a) Maintain insurance substantially consistent with past practices and as disclosed to the Agent prior to the Closing Date (including a program of self-insurance) and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations, and as is reasonably acceptable to the Agent. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include (i) a non-contributing mortgage clause (regarding improvements to Real Property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements shall provide that none of the Borrower, the Agent or any other party shall be a coinsurer and such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering the properties shall name the Agent as additional insured or loss payee, as applicable.

(b) If at any time the area in which any Material Real Property is located is designated (i) a “Special Flood Hazard Area” as defined by the Flood Insurance Laws, obtain flood insurance (with a financially sound and reputable insurer) in such total amount as is reasonable and customary for companies engaged in the business of operating supermarkets and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent, including, without limitation, evidence of annual renewals of such insurance, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in a similar business.

9.5 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended February 26, 2015), (x) a Consolidated balance sheet of the NAI Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (without giving effect to any impact of predecessor/successor adjustments related to the transactions under the NAI APA), all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year, all of which shall be in form and detail reasonably satisfactory to the Agent;

(b) as soon as available, but in any event within 60 days after the end of each of the first three Quarterly Accounting Periods of each Fiscal Year of the Borrower (commencing with the Quarterly Accounting Period ended June 12, 2014), (x) a Consolidated balance sheet of the NAI Group as at the end of such Quarterly Accounting Period, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Quarterly Accounting Period and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year (without giving effect to any impact of predecessor/successor adjustments related to the transactions under the NAI APA), all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the NAI Group as of the end of such Quarterly Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of purchase accounting adjustments resulting from the consummation of the Transactions and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Quarterly Accounting Period, all of which shall be in form and detail reasonably satisfactory to the Agent;

(c) as soon as available, but in any event within 45 days after the end of each of the first 12 Accounting Periods of each Fiscal Year of the Borrower (commencing with the first full Accounting Period ending after the Closing Date) (other than in the case of an Accounting Period that coincides with the end of a Quarterly Accounting Period, in which case the financial statements required by this clause (c) shall be due 60 days after the end of such Accounting Period), a Consolidated balance sheet of the NAI Group as at the end of such Accounting Period, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Accounting Period, and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year (without giving effect to any impact of predecessor/successor adjustments related to the transactions under the NAI APA), all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the NAI Group as of the end of such Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations;

(d) [Reserved];

(e) as soon as available, but in any event no more than 120 days after the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Agent, of the Consolidated balance sheets and statements of income or operations and cash flows of the NAI Group on a quarterly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Latest Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material;

(f) [Reserved];

(g) no later than five (5) days after the delivery of the financial statements referred to in Section 9.5(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower; and

(h) together with the delivery of each annual Compliance Certificate pursuant to Section 9.5(g), a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity of such Subsidiaries since the Closing Date or the most recent list provided).

9.6 Certificates; Other Information. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 9.5(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;

(b) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

(c) without duplication of any other reports required hereunder, the financial and collateral reports described on Schedule 9.6 hereto, at the times set forth in such Schedule;

(d) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Financing Agreements, as the Agent (or any Lender acting through the Agent) may from time to time reasonably request; and

(e) evidence of insurance renewals as required under Section 9.4 hereunder in form and substance reasonably acceptable to the Agent.

Documents required to be delivered pursuant to Section 9.5, Section 9.6 or 9.7 may (but shall not be required to) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 14.3; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent if the Agent requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arrangers, and the Lenders to treat such Borrower Materials as only containing either publicly available information, or information concerning the Borrower, its subsidiaries, or its or their respective securities that (in the reasonable judgment of the Company) would be publicly available if the Company or any of its subsidiaries were required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended from time to time, or is not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws; provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 14.5; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

9.7 Notices. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notify the Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(d) the receipt of any written notice from a supplier, seller, or agent pursuant to the Food Security Act, PACA or PASA of the intention of such Person to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PASA, PACA or any other statute and such Loan Party shall promptly provide the Agent with a true, correct and complete copy of such notice and other information delivered to or on behalf of such Loan Party pursuant to the Food Security Act; or

(e) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

9.8 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or, subject to the limitations and exceptions set forth in this Agreement (including, without limitation, the Collateral and Guarantee Requirement), to which the Agent may reasonably request, to effectuate the transactions contemplated by the Financing Agreements or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.

(b) If any material assets of the type constituting Collateral (other than Material Real Properties) are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will promptly cause such assets to be subjected to a Lien securing the Obligations and within sixty (60) days after such acquisition, will take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 9.8, all at the expense of the Loan Parties. In no event shall compliance with this Section 9.8(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 9.8(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute.

(c) In the case of any Material Real Property owned or leased by any Loan Party as of the Closing Date and set forth Property on Schedule 7(a)(ii) to the Perfection Certificate, within one hundred and eighty (180) days of the Closing Date (or such longer period as the Agent may agree in its sole discretion), the Loan Parties will cause the Collateral and Guarantee Requirements set forth in the definition thereof to be satisfied.

(d) If, following the Closing Date, subject to the Collateral and Guarantee Requirement, any Loan Party acquires or leases any Material Real Property, or any Restricted Subsidiary that was not a Loan Party and that owns Material Real Property shall become a Guarantor or Co-Borrower, satisfy the Collateral and Guarantee Requirement applicable to such Material Real Property, and promptly provide the Agent with respect to such Material Real Property within one hundred and eighty (180) days (or such longer period as the Agent may agree in its reasonable discretion) with an officer’s certificate in form and substance reasonably acceptable to the Agent certifying that (i) the attached updated Schedule 8.4(b)(1) sets forth the address of all Material Real Property that is owned by the Loan Parties and (ii) the attached updated Schedule 8.4(b)(2) sets forth the address of all Leases of Material Real Property of the Loan Parties in effect as of the date thereof, together with the name of each lessor with respect to each such Lease as of such date.

9.9 Additional Loan Parties. (a) Notify the Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary), and promptly thereafter (and in any event within fifteen (15) Business Days) if requested by the Agent, (i) cause any such Person to become a Co-Borrower or Guarantor, as applicable, by executing and delivering to the Agent a joinder agreement to this Agreement or a counterpart of the Guaranty or such other document as the Agent shall deem reasonably appropriate for such purpose, (ii) grant a perfected Lien to the Agent on such Person’s assets on the same types of assets which constitute Collateral under the Collateral Documents to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.1(a) and if requested by the Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 9.9 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 9.9 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Co-Borrower or Guarantor.

9.10 Maintenance of Ratings. Holdings, the Borrower and its Restricted Subsidiaries shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and Moody’s in respect of the Borrower and (ii) a public rating (but not any specific rating) in respect of the Term Loans from S&P and Moody’s.

9.11 Use of Proceeds. The proceeds of the Borrowings will be used, directly or indirectly (a) on the Closing Date, in a manner consistent with Section 8.22 and (b) after the Closing Date, for any purpose not prohibited by this Agreement, including, to pay costs and expenses related to the Transactions and for general corporate purposes and working capital needs (including Permitted Acquisitions).

9.12 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.13 Environmental Laws. Except, in each case, where failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) conduct its operations and keep and maintain its Material Real Properties in compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and Material Real Properties; and (c) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Material Real Properties; provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

9.14 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the NAI Group; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the NAI Group.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent; provided that an officer of the Borrower shall be entitled to participate in any such discussions.

9.15 Inspection Rights. Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

9.16 Information Regarding the Collateral. Furnish to the Agent at least fifteen (15) days (or such shorter period as the Agent may agree) prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless the Loan Parties have undertaken all such action, if any, reasonably requested by the Agent under the UCC or otherwise that is required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Secured Parties.

9.17 [Reserved].

9.18 ERISA. The Borrower will furnish to the Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Agent, the Borrower and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Agent promptly after receipt thereof.

9.19 Annual Lender Meetings. Annually at a time mutually agreed with the Agent that is promptly after delivery of the information referred to in Section 9.5(a), participate in a conference call for Lenders to discuss the financial condition and results of operations of the NAI Group for the most recently-ended period for which financial statements have been delivered.

9.20 [Reserved].

9.21 Post-Closing Requirements. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 9.21, as such time periods may be extended by the Agent, in its sole discretion.

SECTION 10.    NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Restricted Subsidiary to, and with respect to Section 10.12 only, Holdings will not, directly or indirectly:

10.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, (each, a “Permitted Lien”):

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 9.3 (other than clause (a)(iv) of such section);

(b) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 9.3 (other than clause (a)(iv) of such section);

(c) (i) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA and (ii) Liens in connection with the Settlement Agreement consisting of a security deposit of $75,000,000 of cash, provided, however, that Permitted Liens shall not include any pledges or deposits to secure California workers’ compensation self-insurance liabilities of, or originally incurred by, SVU, the Borrower or any of their current or former Subsidiaries attributable to periods prior to March 21, 2013;

(d) Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the date hereof and listed on Schedule 10.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under Section 10.3(c) so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;

(i) Liens pursuant to any Financing Agreements (including Liens securing the 2037 ASC Debentures);

(j) Landlords’ and lessors’ Liens in respect of rent not in default for more than any applicable grace period, not to exceed thirty (30) days;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Financing Agreement, the consignment of goods to a Loan Party;

(n) Voluntary Liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) Liens consisting of claims under PACA or PASA;

(q) Liens securing Permitted Ratio Debt and any Permitted Refinancing thereof;

(r) Liens or rights of setoff against credit balances of Loan Parties or Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to such Loan Party or Restricted Subsidiary in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties or Restricted Subsidiaries to secure the obligations of Loan Parties or Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(s) Security interests in investments in purchasing cooperatives permitted by Section 10.2, which are granted to the applicable cooperative to secure obligations of a Loan Party to such cooperative arising in connection with purchases from such cooperative or other customary transactions between such Loan Party and such cooperative;

(t) The security or other interests of MoneyGram in the Trust Funds, which are granted to MoneyGram to secure the obligations of the Loan Parties arising under the MoneyGram Agreement; provided, that, such security interest of MoneyGram in the Trust Funds is subordinate to that of the Agent and does not extend to any of the property of the Loan Parties other than the Trust Funds;

(u) Liens described in Schedule B of the Mortgage Policies insuring Mortgages (which, for the avoidance of doubt, shall include Liens on Real Property described in Schedule 10.1);

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” arising in connection with a Qualified Receivables Financing;

(x) Liens on Collateral securing ABL Facility Indebtedness permitted by Section 10.3(s) which Liens shall at all times be subject to the Intercreditor Agreement;

(y) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(z) Deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(bb) Liens on the assets of, and Equity Interests in, Real Estate Financing Loan Parties pursuant to a Qualified Real Estate Financing Facility;

(cc) Liens in favor of the Borrower or any other Loan Party;

(dd) Liens on the Collateral securing Permitted Notes issued pursuant to Section 10.3(t) so long as such Liens are subject to (i) the Intercreditor Agreement as Liens securing “Additional Pari Term Debt” if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations, or (ii) a customary intercreditor agreement as Liens securing “Additional Junior Debt” or equivalent term if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations;

(ee) Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the Intercreditor Agreement as Liens securing “Additional Pari Term Debt” and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Junior Priority Refinancing Debt are subject to a customary intercreditor agreement as Liens securing “Additional Junior Debt” or equivalent term;

(ff) Liens incurred by a Restricted Subsidiary that is not a Loan Party securing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted under Section 10.3;

(gg) Liens on Collateral securing ASC/NAI Notes Refinancing Indebtedness; provided such Liens are junior to those securing the Obligations and subject at all times to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(hh) Liens on ASC’s rights, title, and interest in the SVU Escrow Account in favor of SVU and the trustee under the ASC Indenture;

(ii) Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of the ASC Notes or the NAI Notes or any Permitted Refinancing in respect thereof in accordance with Section 10.2(w); and

(jj) Liens not otherwise permitted by any one more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed $30,000,000 at any time and (ii) if any such Lien is granted over any of the Collateral, such Lien must be subject to the Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement.

10.2 Investments. Make or hold any Investments, except (each, a “Permitted Investment”):

(a) Investments by the Borrower or any of its Restricted Subsidiaries in Cash Equivalents;

(b) Investments existing on the Closing Date, and set forth on Schedule 10.2, but not any increase in the amount thereof or any other modification of the terms thereof;

(c) (i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Restricted Subsidiaries in Loan Parties and (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees constituting Permitted Indebtedness;

(f) Investments by any Loan Party in Swap Contracts permitted hereunder;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) (i) Investments constituting Permitted Acquisitions, (ii) acquisitions to effectuate Section 6.1(c) or (d) of the NAI APA, (iii) the acquisition of the Acquired Assets pursuant to the Eastern Division APA, and (iv) the acquisition of any property locations from any Person for which the aggregate consideration payable in connection with such acquisition is less than $50,000,000;

(i) Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;

(j) Obligations of retail account debtors to any Borrower or Guarantor arising from NAI Private Label Accounts;

(k) The endorsement of instruments for collection or deposit in the ordinary course of business;

(l) intercompany loans and advances by any Loan Party to the Real Estate Subsidiaries in an aggregate amount outstanding at any time not to exceed $25,000,000, resulting from payments made by such Loan Party on account of expenses and liabilities (other than Indebtedness) of the Real Estate Subsidiaries incurred in the ordinary course of business (including in respect of maintenance and repairs of Real Property), so long as each such loan or advance is repaid upon the earlier to occur of (i) ninety (90) days after the date such Loan Party pays such expense or liability or (ii) the date such Real Estate Subsidiary is no longer a Subsidiary of any Loan Party;

(m) Investments arising from the contribution of Real Property of a Loan Party to the Real Estate Subsidiaries on or after the date hereof; provided that any transfer of Real Estate constituting Collateral pursuant to this clause (m) shall only be permitted to the extent that such Real Estate Subsidiary shall be a Loan Party or the Borrower has determined that such transfer is reasonably required to obtain any applicable Qualified Real Estate Financing Facility;

(n) Investments in the Equity Interests of, or in obligations of, a purchasing or distribution cooperative of which a Loan Party is a member in the ordinary course of its business;

(o) Investments consisting of non-cash consideration received in connection with the Permitted Dispositions;

(p) Loans or advances to officers. directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof (provided that the proceeds of the purchases made with such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $5,000,000;

(q) Advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(r) Any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(s) Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or Holdings or any other direct or indirect parent of the Borrower;

(t) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with Section 10.4 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u) Investments in joint ventures (other than Investments in an Unrestricted Subsidiary made after its designation pursuant to Section 10.14) made after the Closing Date in an aggregate outstanding amount not to exceed the greater of $25,000,000 and 1.0% of Total Assets;

(v) any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries;

(w) Investments consisting of (i) purchases, redemptions or other acquisitions of the ASC Notes or the NAI Notes or any Permitted Refinancing in respect thereof, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the defeasance or satisfaction of the ASC Notes or the NAI Notes or any Permitted Refinancing in respect thereof, in each case, in accordance with the terms hereof; and

(x) Other Investments not specifically described herein (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)) in an aggregate amount outstanding pursuant to this clause (x) at any time not to exceed (i) $25,000,000 plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this clause (x), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied.

10.3 Indebtedness; Disqualified Stock. (a) Issue Disqualified Stock or (b) create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except (each, “Permitted Indebtedness”);

(a) Indebtedness outstanding on the date hereof and listed on Schedule 10.3 and any Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Purchase money Indebtedness of any Loan Party to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $300,000,000 at any time outstanding and further, (ii) such Indebtedness is incurred prior to or within two hundred and seventy (270) days after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), and (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets;

(d) obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e) Contingent liabilities under surety bonds and similar instruments incurred in the ordinary course of business;

(f) Permitted Ratio Debt and any Permitted Refinancing thereof;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Latest Maturity Date, has a final maturity which extends beyond the Latest Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agents; provided, further, that any such Indebtedness constituting Earn-Out Obligations is paid within 30 days after such amount becomes fixed and due and payable;

(h) Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party);

(i) The Obligations;

(j) Indebtedness arising from indemnification obligations in favor of ABS pursuant to the NAI APA;

(k) Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;

(l) Obligations in respect of letters of credit existing as of the Closing Date to secure obligations of the type described in Sections 10.1(c) and 10.1(d);

(m) Guarantees of Indebtedness described in Section 10.3;

(n) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of its Subsidiaries;

(o) Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(p) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower, Holdings or any other direct or indirect parent of the Borrower permitted by Section 10.6;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (A) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements or (B) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(s) ABL Facility Indebtedness; provided that the outstanding amount thereof (excluding in respect of Swap Contracts and Cash Management Obligations constituting ABL Facility Indebtedness) shall not to exceed the greater of (x) $1,200,000,000 and (y) the Borrowing Base (as defined in the ABL Credit Agreement as in effect on the Closing Date);

(t) Permitted Notes in an aggregate principal amount, when aggregated with the amount of Incremental Term Loans incurred pursuant to Section 2.8, not to exceed the Incremental Amount and any Permitted Refinancings thereof; provided that (A) both at the time of any such incurrence (and after giving effect thereto), no Event of Default shall exist and (B) in the case of any Permitted Notes that are unsecured or that are secured on a second priority (or other junior priority) basis to the Liens securing the Obligations, for purposes of determining the Consolidated First Lien Net Leverage Ratio, such Permitted Notes shall be deemed to be secured both at the time of incurrence and at all times such Permitted Notes remain outstanding;

(u) Indebtedness of Real Estate Financing Loan Parties under a Qualified Real Estate Financing Facility;

(v) Credit Agreement Refinancing Indebtedness;

(w) Obligations under the Outside LC Facility;

(x) The ASC Notes and the NAI Notes and Permitted Refinancings thereof;

(y) ASC/NAI Notes Refinancing Indebtedness; and

(z) Indebtedness not specifically described herein in an aggregate principal amount not to exceed $100,000,000 at any time outstanding.

For purposes of determining compliance with this Section 10.3, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Financing Agreements will at all times be deemed to be outstanding in reliance only on the exception in clause (i) of Section 10.3, and (ii) all Indebtedness under the ABL Facility will be deemed to be outstanding in reliance only on the exception in clause (s) of Section 10.3.

10.4 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Restricted Subsidiary may merge, amalgamate or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in the United States); provided that the Borrower (as a newly recognized entity) shall be the continuing or surviving Person or (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries); provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of NAI Group and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (x) the Borrower shall remain the Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor (other than Holdings) or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 10.2 (other than Section 10.2(e)) and 10.3, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Financing Agreements to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Financing Agreements, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Financing Agreements, (E) if requested by the Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Financing Agreements, and (F) the Borrower shall have delivered to the Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 10.2; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 9.9 to the extent required pursuant to the Collateral and Guarantee Requirement; and

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.5.

10.5 Dispositions. Make any Disposition, except (each, a “Permitted Disposition”):

(a) Dispositions of (i) inventory in the ordinary course of business, (ii) goods held for sale in the ordinary course of business and (iii) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) having fair market value not exceeding $25,000,000 for all such Dispositions in any Fiscal Year, in the ordinary course of business;

(b) Non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;

(c) Licenses for the conduct of licensed departments within the Loan Parties’ Stores and leases or other occupancy agreements for banks and for other uses customarily located in the Loan Parties’ Stores, in each case in the ordinary course of business, but only to the extent that such licenses, leases and occupancy agreements do not have a Material Adverse Effect on the operations of such Stores;

(d) Dispositions of Equipment (including abandonment of or other failures to maintain and preserve) so long as after giving effect to such Disposition, no Default or Event of Default shall exist or have occurred and be continuing;

(e) Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(f) Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(g) Contributions of Real Property by a Loan Party to a Real Estate Subsidiary; provided that any transfer of Real Estate constituting Collateral pursuant to this clause (g) shall only be permitted to the extent that such Real Estate Subsidiary shall be a Loan Party or the Borrower has determined that such transfer is reasonably required to obtain any applicable Qualified Real Estate Financing Facility;

(h) Any Disposition which constitutes a Permitted Investment or Permitted Lien or of any Disposition of Real Property permitted by Section 10.6;

(i) Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Property and related Fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with sale-leaseback transactions;

(j) Dispositions of the Equity Interests of any Real Estate Financing Loan Party or Unrestricted Subsidiary;

(k) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and sales of assets received by the Borrower or any Subsidiary upon foreclosure of a Permitted Lien;

(l) Dispositions consisting of leases of closed Stores;

(m) Dispositions of cash and Permitted Investments described in Section 10.2(a) through (f), in each case on ordinary business terms;

(n) Dispositions of other assets outside of the ordinary course of business;

(o) A sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(p) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of the Borrower or any of its Subsidiaries;

(q) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(r) Any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of NAI Group as a whole, as determined in good faith by the Borrower;

(s) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(t) Dispositions to effectuate Section 6.1(c) or (d) of the NAI APA.

provided, that to the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party and the Net Proceeds therefrom are applied in accordance with this Agreement, such Collateral shall be sold free and clear of all Liens created by the Financing Agreements; provided further that in connection with any Disposition of Material Real Property permitted under this Agreement, the Borrower shall cause the Loan Parties to deliver promptly to Agent a supplement to Schedule 8.4(b)(1) which shall set forth the address of all Material Real Property that is owned by the Loan Parties and each of their Restricted Subsidiaries as of such date after giving effect to such Disposition; provided further that any Disposition of any property pursuant to Sections 10.5(d), (i), (j) (as it relates to Real Estate Subsidiaries) and (n), (i) shall be for no less than fair market value of such property at the time of such Disposition as determined by the Borrower in good faith (which good faith may be, but need not be, established through a board resolution), and (ii) either (x) at least 75% of the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the US Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition, (D) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of $250 million and 2.5% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of, or (y) such Disposition results in a Loan Party or a Restricted Subsidiary of a Loan Party acquiring (whether by purchase, exchange, merger, consolidation, amalgamation or other business combination) assets constituting a business unit, line of business or division of another Person or Equity Interests in any Person that is in the same line of business as the Loan Parties, or a business that is reasonably related, complementary, ancillary or incidental to the business of the Loan Parties in a transaction that is permitted by (1) if the Person acquired will become a Loan Party or the assets acquired will be owned by a Loan Party or otherwise pledged as Collateral, Section 10.2(o), or (2) in all other cases, any clause of Section 10.2 (other than clause (o)).

10.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b) each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;

(c) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Cumulative Retained Disposition Amount, so long as on the date that the Borrower elects to apply this clause (c), such election shall be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of the Cumulative Retained Disposition Amount immediately prior to such election and the amount thereof elected to be so applied;

(d) Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Section 10.2, Section 10.4 or Section 10.8;

(e) the Loan Parties may repurchase Equity Interests from, or pay dividends and, make distributions to Holdings, and Holdings may repurchase Equity Interests from, or pay dividends and make distributions to, AB LLC, to enable AB LLC to repurchase Equity Interests, held by a current or former employee, officer or director upon the termination, retirement or death of any such employee, officer or director, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $25,000,000, plus amounts of such repurchases permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $40,000,000; plus the Net Proceeds received by the Borrower or any of its Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Closing Date); plus the Net Proceeds of key man life insurance policies received by the Borrower or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) and its Subsidiaries after the Closing Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 10.6(e);

(f) the Borrower may make Restricted Payments in an aggregate amount not to exceed (x) $25,000,000 plus (y) the Cumulative Credit on the date of such election that the Borrower elects to apply to this clause (f), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(g) Loan Parties and their Subsidiaries may declare and make dividend payments or other Restricted Payments payable solely in Equity Interests (other than Disqualified Stock) on a pro rata basis to their stockholders;

(h) Loan Parties and their Restricted Subsidiaries may make repurchases of Equity Interests in the Borrower (or in Holdings or in any other direct or indirect parent thereof) or any restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(i) (1) with respect to any taxable period ending after the Closing Date for which the Borrower is treated as a partnership for U.S. federal income tax purposes, distributions to the Borrower’s equity owners in an aggregate amount equal to the product of (A) the taxable income of the Borrower for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Closing Date (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the partners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the partners have no items of income, gain, loss, deduction or credit other than through the Borrower) and (B) the highest combined marginal U.S. federal, state and local income and Medicare tax rate applicable to any equity owner of the Borrower for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)), and (2) with respect to any taxable period ending before the Closing Date for which the Borrower was treated as a partnership for U.S. federal income tax purposes, distributions to the Borrower’s equity owners in an aggregate amount equal to the product of (A) any additional taxable income for such taxable period resulting from a tax audit adjustment made after the Closing Date and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any equity owner of the Borrower for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment;

(j) the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower to pay amounts equal to the fees and expenses (including franchise and similar Taxes) required to maintain the existence of Holdings or any other direct or indirect parent or holding company of the Borrower, the customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent or holding company of the Borrower, if applicable, and the general corporate operating and overhead expenses of Holdings or any other direct or indirect parent or holding company of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries in an aggregate amount not to exceed $10,000,000 in any year;

(k) the Borrower may make Restricted Payments to any direct or indirect parent of the Borrower to pay fees and expenses incurred by the Borrower, Holdings or any other direct or indirect parent of the Borrower, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such parent;

(l) the Borrower may make Restricted Payments to any direct parent of the Borrower to pay amounts equal to fees and expenses related to the Eastern Division Acquisition;

(m) the Borrower may make Restricted Payments in connection with the termination of the LTIP Agreements; and

(n) Subject to the Liquidity Condition, at any time after the consummation of any Qualified Real Estate Financing Facility, the Borrower may make Restricted Payments in an aggregate amount equal to (x) 0.35 times the Value Component then applicable on a Pro Forma Basis (including, but not limited, giving effect to such transactions and the release of Mortgaged Properties in connection therewith) minus (y) the aggregate principal amount of Term Loans and other Indebtedness secured on a pari passu basis with the Term Loans outstanding on such date after giving effect to any prepayment of the Term Loans in connection with Qualified Real Estate Financing Facilities minus (z) all Restricted Payments made prior to such date in reliance on this clause (n).

Notwithstanding anything to the contrary herein contained, the foregoing limitations shall not apply to any Restricted Payments made by any Person which is not a Loan Party as long as no Loan Party has Guaranteed or may otherwise be liable for any obligations of such Person.

10.7 Change in Nature of Business. Engage in any material line of business substantially different from the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, ancillary or incidental thereto.

10.8 Transactions with Affiliates.

(a) Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of such Borrower or Restricted Subsidiary, except:

(i) in the ordinary course of business, on fair and reasonable terms that are not materially less favorable to the Borrower and its Restricted Subsidiaries, taken as a whole, as would be obtainable by the Borrower or its Restricted Subsidiaries with a Person other than an Affiliate;

(ii) Real Property leased by the Borrower and its Restricted Subsidiaries from the Real Estate Subsidiaries;

(iii) Real Property leased by the Borrower and its Restricted Subsidiaries from the Sponsor (or its Affiliates) on the Closing Date;

(iv) Permitted Dispositions;

(v) transactions between or among the Borrower and its Restricted Subsidiaries;

(vi) transactions to effect the Transactions;

(vii) transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to NAI Group or not less favorable to NAI Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(viii) any agreement (other than with Sponsor) as in effect as of the Closing Date and set forth on Schedule 10.8 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby;

(ix) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings or to any director, officer, employee or consultant thereof and any contribution to the capital of the Borrower;

(x) (i) transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to NAI Group in the reasonable determination of the board of directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (ii) transactions with joint ventures and Unrestricted Subsidiaries in the ordinary course of business;

(xi) the existence of, or the performance by NAI Group of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by NAI Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xi) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date;

(xii) transactions between NAI Group and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower or any other direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(xiii) sales and purchase arrangements in the ordinary course of business between, on the one hand, NAI Group and, on the other hand, ABS and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies;

(xiv) transactions pursuant to the ABS Services Agreement or the Safeway Services Agreement (so long as the Board of Directors of the Borrower has determined that the Safeway Services Agreement is fair to the Borrower and its Restricted Subsidiaries taken as a whole);

(xv) transactions pursuant to 10.6; or

(xvi) the Eastern Division Acquisition.

(b) make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of the Borrower or such Restricted Subsidiary, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of the Borrower or such Restricted Subsidiary, except:

(i) reasonable compensation to, and indemnity provided on behalf of, officers, employees and directors for services rendered to the Borrower or a Restricted Subsidiary in the ordinary course of business;

(ii) payments by the Borrower or a Restricted Subsidiary to Holdings and AB LLC for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Holdings and AB LLC on behalf of the Borrower or such Restricted Subsidiary, in the ordinary course of their respective businesses as the same may be directly attributable to the Borrower or such Restricted Subsidiary and actual and necessary reasonable out-of-pocket expenses for the maintenance of the corporate existence of Holdings and AB LLC;

(iii) payments by the Borrower or a Restricted Subsidiary to Sponsor or an Affiliate of Sponsor for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, financial and similar types of services paid for by Sponsor on behalf of the Borrower or such Restricted Subsidiary, provided that the Borrower shall deliver a summary report of all such payments no less frequently than quarterly;

(iv) payments pursuant to the Eastern Division APA and related fees and expenses:

(v) amounts payable to SB Capital Group LLC in respect of out-of-pocket expenses incurred in connection with liquidation services provided to the Borrower, any Co-Borrowers and the Guarantors as provided in Section 3.7 of the Operating Agreement for AB LLC (as in effect on the date hereof);

(vi) amounts payable pursuant to employment and severance arrangements between NAI Group and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(vii) payments by NAI Group to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Holdings and/or AB LLC or any other direct or indirect parent of the Borrower in good faith;

(viii) amounts payable pursuant to the Management Services Agreement, including any guarantees of compensation to Service Provider Personnel (as defined in the Management Services Agreement) up to the amounts payable thereunder;

(ix) payments of all fees and expenses related to the Transactions;

(x) the Eastern Division Transaction Payments;

(xi) entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsor (directly, or indirectly through AB LLC) in an aggregate amount in any Fiscal Year not to exceed $6,000,000 plus all out-of-pocket reasonable expenses incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to NAI Group;

(xii) payments resulting from transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to NAI Group or not less favorable to NAI Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(xiii) payments permitted pursuant to Section 10.6;

(xiv) amounts payable pursuant to the ABS Services Agreement or the Safeway Services Agreement; or

(xv) payments between or among the Borrower and its Restricted Subsidiaries.

10.9 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Financing Agreement) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to any Loan Party or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Financing Agreements; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.9) are listed on Schedule 10.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 10.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 10.3 to the extent applying only to such Restricted Subsidiary, (iv) arise in connection with any Disposition permitted by Section 10.4 or 10.5 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.2 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.3 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions in leases, subleases, licenses or asset or stock sale agreements otherwise permitted hereby so long as such restrictions relate to the assets or Subsidiary subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.3(c), (f) or (t) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are customary restrictions contained in the ABL Credit Agreement and, in each case, any Permitted Refinancing thereof or (xiii) arise in connection with cash or other deposits permitted under Sections 10.1 and 10.2 and limited to such cash or deposit.

10.10 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as permitted by GAAP, or (b) fiscal quarter or fiscal year; provided, however, that the Borrower may, upon written notice to the Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Agent, in which case the Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

10.11 Prepayments Etc., of Indebtedness and Certain Amendments.

(a) Directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and principal shall be permitted) any subordinated Indebtedness incurred pursuant to Section 10.3, or any other Indebtedness for borrowed money of a Loan Party that is subordinated to the Obligations expressly by its terms (other than Indebtedness among the Borrower and its Restricted Subsidiaries), any Indebtedness that is secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations (including any Permitted Notes, Permitted Ratio Debt or Permitted Junior Priority Refinancing Debt

(collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing documentation, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness constituting a Permitted Refinancing; provided that if such Indebtedness was originally incurred under Section 10.3(f), such Permitted Refinancing is permitted pursuant to Section 10.3(f), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of the Borrower, Holdings or any other direct or indirect parent of the Borrower and (iii) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed (x) $10,000,000 plus (y) the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied. For the avoidance of doubt, Indebtedness under the ABL Facility, the NAI Notes and the ASC Notes shall not constitute Junior Financing.

(b) Amend, modify or waive any document governing any Material Indebtedness (other than on account of any Permitted Refinancing), the Transition Services Agreement or the Safeway Services Agreement, in each case, to the extent that such amendment, modification or waiver would result in a Default or Event of Default or would be reasonably likely to have a Material Adverse Effect.

10.12 Permitted Activities. Holdings shall not engage in any material operating or business activities; provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of its Subsidiaries, including the Borrower, and the Borrower’s Subsidiaries, and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Financing Agreements and any other Indebtedness (including Permitted Holdings Indebtedness), (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the its Subsidiaries and guaranteeing the obligations of its Subsidiaries (provided, that guarantees of obligations of Indebtedness of Subsidiaries other than the Borrower and the Borrower’s Subsidiaries shall not be secured by the Equity Interests of the Borrower), (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (vii) holding any cash or property (but not operating any property), (viii) providing indemnification to officers, managers and directors, (ix) the performance of its obligations under and in connection with its Organization Documents, the ABL Facility Documentation, the NAI APA, the Eastern Division APA, the other agreements contemplated by the NAI APA or the Eastern Division APA, the Transactions, any agreements contemplated by Section 10.8(b)(ii) and any other agreements contemplated hereby and thereby (including any related to its Subsidiaries other than the Borrower and the Borrower’s Subsidiaries), and (x) any activities related, complementary or incidental to the foregoing. Holdings shall not incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Obligations, the obligations under the ABL Facility, Permitted Notes, Permitted Ratio Debt, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing, and Permitted Holdings Indebtedness.

10.13 Amendments of Organization Documents. No Loan Party shall amend any of its Organization Documents in a manner that would be materially adverse to the Loan Parties.

10.14 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than a Co-Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing and (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the ABL Facility,

Permitted Ratio Debt, ASC/NAI Refinancing Indebtedness, Permitted Notes, any Credit Agreement Refinancing Indebtedness or any Junior Financing, as applicable. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary. Notwithstanding the foregoing, neither the Borrower nor any direct or indirect parent of the Borrower shall be permitted to be an Unrestricted Subsidiary.

SECTION 11.	EVENTS OF DEFAULT AND REMEDIES

11.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default,” and collectively as “Events of Default”:

(a) (i) any Loan Party fails to pay any principal amount of any Loan when due, (ii) any Loan Party fails to pay within five (5) Business Days after the same becomes due, any interest on any Loan or any other Obligation other than a principal payment on a Loan, (iii) Holdings or any Loan Party fails to perform any of the covenants contained in Sections 9.1(a), 9.4, 9.7, 9.9, 9.15 or Article 10 of this Agreement, or (iv) any Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (other than those described in Sections 11.1(a)(i), 11.1(a)(ii),and 11.1(a)(iii) above) and such failure continues for 30 days after the earlier of the date such Loan Party obtains knowledge of a breach or any such covenant or agreement or the Borrower’s receipt from the Agent of any such breach;

(b) any representation, warranty or statement of fact made by any Loan Party to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) [Reserved];

(d) (i) any judgment for the payment of money is rendered against any Loan Party in excess of $50,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) consecutive days or execution thereon shall at any time not be effectively stayed, or (ii) any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Loan Party that could reasonably be expect to have a Material Adverse Effect, or against any of the Collateral having a value in excess of $50,000,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment), and any such judgment shall remain undischarged or unvacated for a period in excess of thirty (30) consecutive days or execution thereon shall at any time not be effectively stayed;

(e) except as otherwise expressly permitted hereunder, any Loan Party which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or there is a cessation of any substantial part of any Loan Party’s business for a period of time which would reasonably be expected to have a Material Adverse Effect;

(f) any Loan Party makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its property;

(i) any default in respect of any Indebtedness of any Borrower or any Subsidiary Guarantor (other than Indebtedness owing to Agent and Lenders hereunder), in an amount in excess of $50,000,000 (including any required mandatory prepayment or “put” of such Indebtedness to such Loan Party), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or any acceleration or demand for payment with respect to any Indebtedness in an amount in excess of $50,000,000;

(j) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected security interest in any of the Collateral (or a valid and perfected security interest in any other Collateral having the priority for such Collateral required hereunder) purported to be subject thereto (except as otherwise permitted herein or therein);

(k) (i) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect;

(l) any Change of Control; or

(m) The termination or attempted termination of any Guaranty except as expressly permitted hereunder or under any other Financing Agreement.

11.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on anyone or more occasions. Subject to Section 13 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, upon notice to the Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided that, upon the occurrence of any Event of Default described in Sections 11.1(g) and 11.1(h), all Obligations shall automatically become immediately due and payable and any other obligation of the Agent and the Lenders hereunder shall automatically terminate).

11.3 Application of Proceeds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 11.2 (or after the Term Loans have automatically become immediately due and payable as set forth in the proviso to Section 11.2(b)), any amounts received on account of the Obligations shall be applied by the Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including costs and expenses payable under Section 12.6 and amounts payable under Section 3.3 and Section 6) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Secured Parties (including costs and expenses payable under Section 12.6 and amounts payable under Section 3.3 and Section 6), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations and the 2037 ASC Debenture Obligations constituting accrued and unpaid interest on the Term Loans and the 2037 ASC Debentures, ratably among the Secured Parties and holders of 2037 ASC Debentures in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations and the 2037 ASC Debentures and Other Liabilities, ratably among the Secured Parties and holders of the 2037 ASC Debentures in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Agent and the other Secured Parties and all other 2037 ASC Debenture Obligations that are due and payable to the holders of the 2037 ASC Debentures on such date, ratably based upon the respective aggregate amounts of all such Obligations and 2037 ASC Debenture Obligations owing to the Agent and the other Secured Parties and holders of the 2037 ASC Debentures on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

All payments required to be made pursuant to the foregoing provisions in respect of the 2037 ASC Debentures Obligations shall be paid to or at the direction of the trustee under the ASC Indenture. If at any time any moneys collected or received by the Agent are distributable to the trustee under the ASC Indenture, and if such trustee shall notify the Agent in writing that no provision is made under the ASC Indenture for the application by such trustee of such moneys (whether because the ASC Indenture does not effectively provide that amounts are due and payable or otherwise) and that the ASC Indenture does not effectively provide for the receipt and the holding by such trustee of such moneys pending the application thereof, then the Agent, after receipt of such moneys pending the application thereof, and receipt of such notification, shall at the direction of the trustee under the ASC Indenture, invest such amounts in Cash Equivalents maturing within 90 days after they are acquired by the Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for the trustee under the ASC Indenture (in its capacity as trustee) and for no other purpose until such time as such trustee shall request in writing the delivery thereof by the Agent for application pursuant to the 2037 ASC Debentures. The Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation or any liquidation thereof prior to maturity.

SECTION 12.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

12.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Holdings, the Borrower, the other Loan Parties, Agent and Lenders irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Holdings, the Borrower, any other Loan Party or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Holdings, the Borrower, any other Loan Party or its or their property).

(c) Holdings, the Borrower and the other Loan Parties hereby waive personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Holdings, the Borrower and any other Loan Party in any other manner provided under the rules of any such courts.

(d) HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES, AGENT AND ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Secured Parties shall not have any liability to Holdings, the Borrower or any other Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by Holdings, the Borrower or such other Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order of competent jurisdiction binding on Agent, or such Secured Party or Secured Parties, that the losses were the result of acts or omissions constituting gross negligence, bad faith, willful misconduct or material breach of its obligations under any Financing Agreement. Holdings, the Borrower and each other Loan Party: (i) certifies that neither Agent nor any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent or the Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and the Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 12.1 and elsewhere herein and therein.

12.2 Waiver of Notices. Holdings, the Borrower and each other Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Holdings, the Borrower or any other Loan Party which Agent or any Lender may elect to give shall entitle Holdings, the Borrower and such other Loan Party to any other or further notice or demand in the same, similar or other circumstances.

12.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by (x) the Required Lenders and Agent (acting at the direction of the Required Lenders), or (y) at Agent’s option, by Agent with the authorization or consent of the Required Lenders, and by the Borrower and such amendment, waiver, discharge or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given, except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of scheduled payment of principal, interest or any fees or reduce the principal amount of any Loan, in each case without the consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Consolidated Total Net Leverage Ratio,” “Consolidated First Lien Net Leverage Ratio” or “Consolidated Total Secured Net Leverage Ratio” or, in each case, in the component definitions thereof, shall not constitute a reduction or forgiveness in any rate of interest,

(ii) extend or increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) amend, modify or waive any terms of Section 14.9 hereof, in each case without the consent of each Lender directly affected thereby,

(iv) release all or substantially all of the Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 13.10 hereof), without the consent of all Lenders,

(v) amend the definitions of “Pro Rata Share” or “Required Lenders,” or any provision of this Agreement obligating Agent to take certain actions at the direction of the Required Lenders, or amend or modify the provisions of Section 2.7, in each case without the consent of all Lenders,

(vi) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement, or release the Borrower or, any Co-Borrower from liability for any of the Obligations other than as expressly set forth herein, without the consent of each Lender directly affected thereby,

(vii) release all or substantially all of the value of the Guaranties without the consent of all Lenders;

(viii) amend, modify or waive any terms of this Section 12.3, without the consent of all Lenders, or

(ix) amend, modify or waive any terms of Section 3.3 hereof, in each case without the consent of each Lender directly affected thereby.

(b) Agent and any Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on anyone occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 12.3(a) above, in connection with any amendment, waiver, discharge or termination for which the consent of all Lenders or each Lender directly affected thereby was required, in the event that any Lender shall fail to consent or fail to consent in a timely manner (each such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then Agent or the Borrower shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Agent or the Borrower of such right to require each such Non-Consenting Lender, and each such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Agent or such Eligible Transferee as Agent or the Borrower may specify, all of such Non-Consenting Lender’s Term Loans and all rights and interests of such Non-Consenting Lender pursuant thereto. Each such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale) Agent, or such Eligible Transferee specified by Agent or the Borrower, shall pay to the Non-Consenting Lender (except as Agent or the Borrower and such Non-Consenting Lender(s) may otherwise agree) the amount equal to: (i) the principal balance of the Term Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (including amounts payable under Section 3.3(c) as if the Eurodollar Rate Loans of such Non-Consenting Lender were being prepaid on the purchase date). In connection with any such replacement, if any such Non-Consenting Lender does not execute and deliver to the Agent a duly executed Assignment and Acceptance reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Non-Consenting Lender. Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section. Notwithstanding anything to the contrary contained in Section 12.3(a) above, (i) in the event that Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the initial Term Loans hereunder may be delivered after the date hereof, Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Agent may deem appropriate as a result of the failure to receive such items as Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Loan Party and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e) [Reserved.]

(f) Notwithstanding anything to the contrary herein, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(g) Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of secured Indebtedness permitted under this Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Financing Agreement without the prior written consent of the Agent.

(h) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Financing Agreements with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(i) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with replacement term loans (“Replacement Term Loans”) hereunder (including through “cashless rolls”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans unless the maturity of the Replacement Term Loans is at least one year later than the maturity of the Refinanced Term Loans, (c) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Term Loans in effect immediately prior to such refinancing.

(j) Notwithstanding anything to the contrary contained in this Section 12.3, Collateral Documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be, together with this Agreement, amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Financing Agreements.

(k) Notwithstanding anything to the contrary contained in this Section 12.3, the Borrower shall be permitted to appoint one or more Restricted Subsidiaries as “Co-Borrower” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Agent which appropriately incorporates such Co-Borrower into this Agreement and the other Financing Agreements which amendment shall not require the consent of any other Lender.

12.4 Waiver of Counterclaims. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

12.5 Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold each Agent Party and each Lender, and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates, successor and assigns (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable and reasonably documented attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, the use or proposed use of proceeds of any Loan, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable and reasonably documented fees and expenses of counsel, regardless of whether such Indemnitee is a party to such commenced or threatened litigation, investigation, claim or proceeding and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates or equity holders, except that the Loan Parties shall not have any obligation under this Section 12.5 to indemnify an Indemnitee with respect to a matter covered hereby (i) resulting from the gross negligence, bad faith, willful misconduct or material breach of the obligations under any Financing Agreement of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of the Loan Parties as to any other Indemnitee) or (ii) resulting from a cause of action brought by an Indemnitee against any other Indemnitee (other than (a) claims against an Indemnitee in its capacity or fulfilling its role as an Agent or an arranger or a similar role and (b) claims arising out of any act or omission of the Sponsor, Holdings, the Borrower or any Subsidiary of the Borrower); provided that, the Loan Parties’ obligation with respect to fees and expenses of counsel, shall be limited to the reasonable and reasonably documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Loan Parties shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Loan Party, Agent or Lender shall assert, and each Loan Party, Agent and Lender hereby waives, any claim against any Indemnitee, Loan Party, Agent and Lender, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this

Section shall be payable upon demand. The foregoing indemnity shall survive the resignation of the Agent or the replacement of any Lender, the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Arrangers and their respective Affiliates, in connection with this Agreement and the other Financing Agreements, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Agent and its Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (E) environmental site assessments, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Financing Agreements or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Financing Agreements or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable and documented out-of-pocket expenses incurred by the Lenders who are not the Agent or any of its Affiliate, after the occurrence and during the continuance of an Event of Default, provided that such Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

To the extent that any Loan Party for any reason fails to pay any amount required under Section 12.5 or Section 12.6 to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.

SECTION	13. THE AGENT

13.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Citi to act on its behalf as the Agent hereunder and under the other Financing Agreements and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders, and neither the Borrower, any Co-Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

(b) The Agent shall also act as the “collateral agent” under the Financing Agreements, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower, any Co-Borrower or any Guarantor to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 13.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Section 13 and Section 12 (including the second paragraph of Section 12.5 and 12.6), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Financing Agreements) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) The Lenders hereby authorize the Agent to enter into the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

13.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

13.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Agreements. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Agreements that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Agreements), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Agreements or applicable law;

(c) shall not, except as expressly set forth herein and in the other Financing Agreements, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity;

(d) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.7 and 11.2) or (ii) in the absence of its own gross negligence, bad faith, willful misconduct or material breach of its obligations under any Financing Agreement. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender; and

(e) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Agreements, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Agreements or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

13.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Agreements by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

13.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States which appointment of a successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 11.1(a)(i), 11.1(a)(ii), 11.1(g) or 11.1(h) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Agreements (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Financing Agreements, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 13.6. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Agreements (if not already discharged therefrom as provided above in this Section 13.6). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Agreements, the provisions of this Section 13 and Sections 12.5 and 12.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

13.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Agreements or any related agreement or any document furnished hereunder or thereunder.

13.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agent, Arrangers, bookrunners or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Agreements, except in its capacity, as applicable, as the Agent or a Lender hereunder.

13.9 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.2, 12.5 and 12.6) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.2, 12.5 and 12.6.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

13.10 Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes and directs the Agent, and Agent shall,

(a) release any Lien on any property granted to or held by the Agent under any Financing Agreement (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) at the time the property subject to such Lien is disposed or to be disposed, as part of or in connection with any disposition permitted hereunder or under any other Financing Agreement to a Person that is not a Loan Party, (iii) (A) if the Lien encumbers property that secures or will secure a Qualified Real Estate Financing Facility or (B) any pledge by a parent holding company of the stock of a Real Estate Subsidiary securing a Qualified Real Estate Financing Facility if such pledge is prohibited by the terms of such Qualified Real Estate Financing Facility, or (iv) subject to Section 12.3, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders;

(b) release or subordinate any Lien on any property granted to or held by the Agent under any Financing Agreement to the holder of any Lien on such property that is permitted by Section 10.1(j) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and

(c) release any Guarantor from its obligations under the Guaranty if such Person (i) ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, including, without limitation, for the avoidance of doubt, as a result of a Disposition of a Subsidiary permitted hereunder or (ii) is the parent holding company of a Real Estate Subsidiary party to a Qualified Real Estate Financing Facility if such guaranty is prohibited by the terms of such Qualified Real Estate Financing Facility; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Credit Agreement, any Permitted Notes, any Permitted Ratio Debt, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing or any Permitted Refinancing of any of the foregoing.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 13.10. In each case as specified in this Section 13.10, the Agent will, at the Borrower’s expense, execute and deliver to the Borrower and applicable Guarantor such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Financing Agreements and this Section 13.10.

13.11 Withholding Tax Indemnity. To the extent required by any applicable Laws, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 6.1, each Lender shall indemnify and hold harmless the Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Financing Agreement against any amount due the Agent under this Section 13.11. The agreements in this Section 13.11 shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

13.12 Notice to Agent. By signing this Agreement, each Lender agrees to furnish the Agent promptly upon the furnishing of any Bank Product or Cash Management Service and thereafter at such frequency as the Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender.

13.13 Intercreditor Agreements. The Agent is hereby authorized to enter into any usual and customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) hereby authorizes and instructs the Agent to enter into the usual and customary Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii), to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION	14. TERM OF AGREEMENT; MISCELLANEOUS

14.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date of termination of all Commitments hereunder and the payment of the Borrower to Agent all outstanding and unpaid Obligations (except for contingent obligations of Loan Parties under provisions of this Agreement that survive terminations of the Commitments).

(b) No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (except for contingent obligations of Loan Parties under indemnifications that survive terminations of the Commitments), have been fully and finally paid.

14.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to the Borrower, a Co-Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and permitted assigns. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Financing Agreements shall include any and all amendment or modifications thereto and any and all restatements, extensions or renewals thereof.

(d) The words “hereof,” “herein,” “hereunder,” “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall.”

(f) All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Loan Parties shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Loan Party at any time.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Loan Parties most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified as to going concern or the scope of the audit.

(h) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

14.3 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 14.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Loan Party:	New Albertson’s, Inc.
250 Parkcenter Blvd.
PO Box 20
Boise, Idaho 83706
Attention: Robert Dimond
Paul Rowan, Esq.
Telephone No.: (208) 395-4305
Telecopy No.: (208) 395-4625

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Ronald Risdon, Esq.
Telephone: (212) 756-2203
Facsimile: (212) 593-5955
E-mail: ronald.risdon@srz.com

If to Agent:	Agent’s Office
(for payments and Requests for Credit Extensions):

Citibank, N.A.
Attention: Suzanna Gallagher
Telephone: 302-894-6107
Telecopier: 212-994-0849
Electronic Mail: Suzanna.gallagher@citi.com
Account Name: Medium Term Finance
Account No.: 36852248
Ref: NAI Term Loan
ABA# 021000089

Other Notices as Agent:

Citi Global Loans
1615 Brett Road, Ops III
New Castle, DE 19720
Attention: Suzanna Gallagher
Telephone: 302-894-6107
Telecopier: 212-994-0849
Electronic Mail: Suzanna.gallagher@citi.com

(b) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent or as otherwise determined by Agent (and shall be considered to be in writing for such purposes), provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Unless Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent Parties have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith, willful misconduct or material breach of the obligations under any Financing Agreement of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

14.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

14.5 Confidentiality.

(a) Agent and each Lender shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information (“Information”) supplied to it by any Loan Party pursuant to the Financing Agreements, provided that nothing contained herein shall limit the disclosure of any such information: (i) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iv) to any Lender or Participant (or prospective Lender or Participant consented to by Borrower to the extent an assignment of a Loan to such Person would require Borrower consent pursuant to Section 14.7 hereof) or to any Affiliate of any Lender so long as such Lender, Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 14.5, (v) subject to an agreement containing provisions at least as restrictive as those of this Section 14.5 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 14.7(l), direct or indirect contractual counterparty to a Swap Contract, Eligible Transferee of or Participant in, or any prospective Eligible Transferee of or Participant in any of its rights or obligations under this Agreement, (vi) with the written consent of the Borrower, (vii) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (viii) in connection with the exercise of any remedies hereunder, under any other Financing Agreement or the enforcement of its rights hereunder or thereunder;

(b) In the event that Agent or any Lender receives a request or demand to disclose any Information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable Law or if permitted by applicable Law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify the Borrower of such request so that the Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s expenses, cooperate with the Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Borrower so designates, to the extent permitted by applicable Law or if permitted by applicable Law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender. In no event shall this Section 14.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Loan Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Loan Party, (iii) to require Agent or any Lender to return any materials furnished by a Loan Party to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 14.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Loan Party to Agent or any Lender.

14.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Loan Parties and their respective successors and assigns, except that the Borrower or any Co-Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 14.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Loan Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

14.7 Assignments; Participations.

(a) (i) Subject to the conditions set forth in clause (ii) below, each Lender may assign all or a portion of its rights and obligations under this Agreement (w) to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance, (x) by way of participation in accordance with the provisions of Section 14.7(e), (y) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.7(f) or (z) to an SPC in accordance with the provisions of Section 14.7(k) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Class, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than an amount of $1,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that the Agent, in its sole discretion, may elect to waive such processing and recordation fee;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(D) on or before the date on which it becomes a party to this Agreement, the Assignee shall deliver to the Borrower and the Agent the forms or certifications, as applicable, described in Section 6.1(d), to the extent required thereby.

This paragraph (a) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount (and related interest amounts) of their Term Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Loan Parties, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Agent, the Borrower shall (i) promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 12.3) provide to the Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than 5 Business Days (or shorter period as agreed to by the Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 12.3, provide to the Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.

(c) Subject to the acceptance and recording thereof by the Agent pursuant to Section 14.7(b), upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Sections 3.3, 6, 12.5 and 12.6 (subject to the limitations and requirements of such Sections) with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.7(e).

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Loan Party in the possession of Agent or any Lender from time to time to assignees (subject to such assignee executing and delivering a confidentiality agreement in form and substance reasonably acceptable to Agent and the Borrower).

(e) Each Lender may sell participations to one or more banks or other entities (other than a natural person, Holdings or any of its Subsidiaries) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Term Loans owing to it, without the consent of Agent or the other Lenders); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, each Co-Borrower, the Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Agreements and to approve any amendment, modification or waiver of any provision of this Agreement or the other Financing Agreements; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.3(i), (ii) or (iv) that requires the affirmative vote of such Lender. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.3 and 6 (subject to the requirements and limitations of such Sections, including Section 6.1(d), and the requirements of Sections 6.2(a) and 6.1(h), and it being understood that the documentation required under Section 6.1(d) shall be delivered solely to the Granting Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.7(c). A Participant shall not be entitled to receive any greater payment under Section 6.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a change in any Laws after the Participant became a Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 6.2(a) with respect to any Participant. Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Term Loans or other obligations under any Financing Agreement) to any Person expect to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. The Loan Parties and each Non-Debt Fund Affiliate (by its acquisition of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, to the extent that any Non-Debt Fund Affiliate would have the right to direct any Participant to vote with respect to any plan of reorganization of any Loan Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Non-Debt Fund Affiliate pursuant to this Section 14.7(e), such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders or Participants that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Agent’s discretion to take any action and to execute any instrument that the Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans hereunder to a Federal Reserve Bank or other central bank having jurisdiction over such Lender in support of borrowings made by such Lenders from such Federal Reserve Bank or other central bank; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Upon request, and the surrender by the assigning Lender of its Note, the Borrower and any applicable Co-Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

(h) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Non-Debt Fund Affiliate or Purchasing Borrower Party in accordance with Section 14.7(a); provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Agent an assignment agreement substantially in the form of Exhibit L hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(C) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(D) each Purchasing Borrower Party represents and warrants as of the date of any assignment to such Purchasing Borrower Party pursuant to this Section 14.7(h), that neither the Purchasing Borrower Party nor any of its Affiliates has any MNPI with respect to Holdings or the NAI Group that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Holdings, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to (i) a Lender’s decision to participate in any assignment pursuant to this Section 14.7(h) or (ii) the market price of the Term Loans;

(E) no Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 14.7(h), if after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 25% of all Term Loans then outstanding; and

(F) no Loan may be assigned to a Purchasing Borrower Party pursuant to this Section 14.7(h), if after giving effect to such assignment, the Purchasing Borrower Parties in the aggregate would own or have retired in excess of 15% of all Term Loans then outstanding (it being understood, for the avoidance of doubt, that such limitation does not apply to prepayments pursuant to Section 2.3(c)).

(i) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Borrower are not invited, and (ii) receive any information or material prepared by Agent or any Lender or any communication by or among Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Section 2), (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Agent, the Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Financing Agreements or (iv) advice from counsel to the Lenders or the Agent or a right to challenge any related attorney-client privilege of any Lender or the Agent;

(j) Notwithstanding anything in Section 12.3 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Financing Agreement or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Financing Agreement, or (iii) directed or required the Agent, or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Financing Agreement, all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to have voted in the same proportion as non-affiliated lenders voting on such matters for all purposes of calculating whether the Required Lenders have taken any actions.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of the such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Term Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Agent’s discretion to take any action and to execute any instrument that the Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.3 and 6 (subject to the requirements and the limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 6.1(d) and the requirements of Sections 6.2(a) and 6.1(h), and it being understood that the documentation required under Section 6.1(d) shall be delivered solely to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, except to the extent such entitlement to a greater amount results from a change in any applicable Laws after the grant to the SPC was made, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this

Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Agreement, remain the lender of record hereunder. Each Granting Lender, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 6.2(a) with respect to any SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Term Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(l) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Term Loans owing to it and the Term Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Term Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 14.7, (i) no such pledge shall release the pledging Lender from any of its obligations under the Financing Agreements and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Agreements even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

14.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Financing Agreement shall not be deemed a conflict with this Agreement. Each Financing Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

14.9 USA PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify such person in accordance with the PATRIOT Act and any other applicable law. The Loan Parties are hereby advised that any Term Loans hereunder are subject to satisfactory results of such verification.

14.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

14.11 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

14.12 Guarantee.

(a) The Guarantors hereby jointly and severally, and unconditionally and absolutely, guarantee to Secured Parties the due and punctual payment, performance and discharge (whether upon stated maturity, demand, acceleration or otherwise in accordance with the terms thereof) of all of the Obligations whether created directly to, or acquired by assignment or otherwise by, any Secured Party, and whether the Borrower or any Co-Borrower may be liable individually or jointly with others, regardless of whether recovery upon any of such Obligations becomes barred by any statute of limitations, is void or voidable under any law, is or becomes invalid or unenforceable for any other reason (collectively as to each Guarantor, the “Guaranteed Obligations”); provided, with respect to any Guarantor at any time, the definition of “Guaranteed Obligations” shall exclude Excluded Swap Obligations with respect to such Guarantor at such time including all such Guaranteed Obligations which shall become due but for the operation of any Debtor Relief Law. Without limiting the generality of the foregoing, the term “Guaranteed Obligations” as used herein shall include interest, fees or other charges constituting Obligations accrued in any such bankruptcy, whether or not any such interest, fees or other charges are recoverable from the Borrower or any Co-Borrower or its estate under 11 U.S.C. § 506. Each Guarantor agrees that its guarantee is a primary, immediate and original obligation of such Guarantor and is an absolute, unconditional, continuing and irrevocable guarantee of payment and not of collectability only, and is not contingent upon the exercise or enforcement by Agent or any Lender of any rights or remedies against the Borrower or others, or the enforcement of any Lien or realization upon any Collateral or other security.

(b) Each Guarantor agrees that its guarantee shall continue in full force and effect until the Guaranteed Obligations have been fully paid and discharged and all Commitments have been terminated. Each Guarantor acknowledges that there may be future advances by Agent or any Lender to the Borrower or a Co-Borrower hereunder (although Secured Parties may be under no obligation to make such advances) and that the number and amount of the Guaranteed Obligations are unlimited and may fluctuate from time to time hereafter, and its guarantee shall remain in force at an times hereafter, whether there are any Guaranteed Obligations outstanding from time to time or not. Guarantors’ obligations under this Agreement shall remain in full force and effect without regard to future changes in conditions, including any change of law or any invalidity or unenforceability of any Guaranteed Obligations or agreements evidencing same. Each Guarantor agrees that its guarantee shall be in addition to any other present or future guaranty or other security for any of the Guaranteed Obligations, shall not be prejudiced or unenforceable by the invalidity of any such other guaranty or security, and is not conditioned upon or subject to the execution by any other Person of any other guaranty or suretyship agreement.

(c) (i) If a Guarantor shall make a payment under a guarantee (a “Paying Guarantor”), then such Paying Guarantor shall have the right to obtain contribution, in an amount determined as set forth below, from each of the other Guarantors that have not made payments under their respective guaranties at least proportionately equal (on the basis of their respective Guarantor Allocable Percentages, as such term is hereinafter defined) in amount to the payments made by the Paying Guarantor seeking contribution. The liability of Guarantors hereunder to make contribution to any Paying Guarantor as aforesaid shall be absolute and shall not be affected or impaired by (A) any defense, counterclaim or setoff that the Borrower, any Co-Borrower or any Guarantor may have or assert against any Secured Party, (B) any failure, neglect or omission on the part of any Secured Party to realize upon any Collateral or to enforce payment of any of the Guaranteed Obligations from any Person, (C) the release or discharge of any Collateral, (D) the release or discharge of the Borrower or any Co- Borrower from its obligations, or (E) the release or discharge of the any Guarantor from its obligations under its guarantee (whether, in any such event, such release is agreed to by any Secured Party or occurs by operation of applicable law). Any proceeds received by any Secured Party from any enforcement action with respect to any assets of a Guarantor securing payment of the Guaranteed Obligations shall be deemed to be a payment by such Guarantor for purposes hereof.

(ii) Any Paying Guarantor entitled to contribution hereunder shall be entitled to receive from each of the other Guarantors an amount equal to (A) the product derived by multiplying the sum of all payments made by all Guarantors to Agent or any other Secured Party under the guaranties by the Guarantor Allocable Percentage of the Guarantor from whom contribution is sought, less (B) the amount, if any, actually paid to Agent or any other Secured Party by the Guarantor from whom contribution is sought (said last mentioned amount which is to be subtracted from the aforesaid product shall be decreased by any amount theretofore paid by such Guarantor by way of contribution hereunder, and shall be decreased by any amounts theretofore received by such Guarantor by way of contribution); provided, however, that a Paying Guarantor’s recovery of contribution from the other Guarantors hereunder shall be limited, exclusive of interest, to that amount paid by the Paying Guarantor in excess of the Guarantor Allocable Percentage of such Paying Guarantor of all payments made by all Guarantors to Agent or any other Secured Party under the guaranties. Amounts due by way of contribution hereunder shall bear interest, until paid, at a variable rate of interest equal to the Base Rate in effect from time to time. As used herein, the term “Guarantor Allocable Percentage” shall mean, on any date of determination thereof, a fraction, the denominator of which shall be equal to the number of Guarantors who are parties to this Agreement on such date and the numerator of which shall be one; provided further, however, that such percentages shall be modified in the event that contribution from a Guarantor is not possible by reason of any insolvency proceeding involving such Guarantor or otherwise by reducing the Guarantor Allocable Percentage of such Guarantor to zero and by increasing the Guarantor Allocable Percentages of all remaining Guarantors proportionately so that the Guarantor Allocable Percentages of all remaining Guarantors at all times equals 100%. Each Guarantor liable to a Paying Guarantor for contribution, whether pursuant to the provisions of this guarantee or under applicable law, hereby assigns in favor of each Paying Guarantor any claim that such Guarantor liable to make contribution has or hereafter may have against the applicable Borrower, and authorizes any payments that may be due on any such claim to be made to the Paying Guarantor that is entitled to receive contribution for application to the satisfaction of amounts due by way of contribution.

(iii) Guarantors agree, jointly and severally, absolutely and unconditionally, that each shall at all times indemnity each of the other Guarantors and hold and save each of them harmless from and against any and all actions and causes of actions, claims, demands, liabilities, losses, damages or expenses of whatever kind and nature, including attorneys’ fees, which any Guarantor may at any time sustain or incur in any action, suit or other proceeding instituted to enforce the obligations of such Guarantor under its guarantee in excess of the amount equal to the Guarantor Allocable Percentage of such Guarantor of personal liability under the terms hereof.

(iv) Each Guarantor acknowledges that the right to contribution and indemnification hereunder shall each constitute an asset in favor of the Guarantor to which such contribution or indemnification is at any time owing.

(d) (i) If for any reason the Borrower or applicable Co-Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the Guaranteed Obligations become unrecoverable from the Borrower or applicable Co-Borrower by reason of such Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, each Guarantor shall nevertheless be bound to the same extent as if such Guarantor had at all times been the principal obligor on all such Guaranteed Obligations. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy, dissolution or reorganization of debt or for any other reason, all such amounts otherwise subject to acceleration under the terms of any Financing Agreements or other instrument or agreement evidencing or securing the payment of the Guaranteed Obligations shall nevertheless be immediately due and payable by each Guarantor.

(ii) If a Guarantor should dissolve or become insolvent (within the meaning of UCC), or if a petition for an order for relief with respect to a Guarantor should be filed by or against such Guarantor under any chapter of the United States Bankruptcy Code, or if a receiver, trustee, conservator or other custodian should be appointed for a Guarantor or any property of a Guarantor, or if any Event of Default shall occur and be continuing, then, in any such event and whether or not any of the Guaranteed Obligations are then due and payable or the maturity thereof has been accelerated or demand for payment thereof has been made, Agent, on behalf of Secured Parties, may, without notice to any Guarantor, make the Guaranteed Obligations immediately due and payable hereunder as to any Guarantor and Agent and Lenders shall be entitled to enforce the obligations of each Guarantor hereunder as if the Guaranteed Obligations were then due and payable in full. If any of the Guaranteed Obligations are collected by or through an attorney at law, Guarantors agree to jointly and severally pay Secured Parties’ reasonable attorneys’ fees and court costs. Guarantors shall be obligated to make multiple payments under their guarantees to the extent necessary to cause full payment of the Guaranteed Obligations.

(iii) If and to the extent Agent or any Lender receives any payment on account of any of the Guaranteed Obligations (whether from the Borrower or a Co-Borrower, Guarantor or a third party obligor or from the sale or other disposition of any Collateral) and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any state, federal or foreign bankruptcy or other insolvency law, common law or equitable cause, then the part of the Guaranteed Obligations intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made. The foregoing provisions of this paragraph shall survive payment in full of the Obligations and the termination of this Agreement.

(iv) Agent and Lenders shall have the right to seek recourse against each Guarantor to the full extent provided for herein and against the Borrower and any Co-Borrowers to the full extent provided for herein or in any of the Financing Agreements. No election to proceed in one form of action or proceeding, or against any Person, or on any obligation, shall constitute a waiver of Agent’s or any Lender’s right to proceed in any other form of action or proceeding or against any other Person. Specifically, but without limiting the generality of the foregoing, no action or proceeding by Agent or any Lender against the Borrower or any Co-Borrower under the Financing Agreements or any other instrument or agreement evidencing or securing Guaranteed Obligations shall serve to diminish the liability of any Guarantor for the balance of the Guaranteed Obligations.

(v) Each Guarantor acknowledges that Agent is authorized and empowered to enforce such Guarantor’s guarantee for the benefit of Secured Parties and to collect from such Guarantor the amount of the Guaranteed Obligations from time to time, in Agent’s own name and without the necessity of joining any other Secured Party in any action, suit or other proceeding to enforce its guarantee.

(e) To the fullest extent permitted by applicable law, each Guarantor hereby waives and renounces (for itself and its successors):

(i) notice of each Secured Party’s acceptance hereof and reliance hereon; notice of the extension of credit from time to time by Secured Parties to the Borrower and Co-Borrowers and the creation, existence or acquisition of any Guaranteed Obligations; notice of the amount of Guaranteed Obligations of Borrower and Co-Borrowers to Secured Parties from time to time (subject, however, to Guarantor’s right to make inquiry of Agent to ascertain the amount of Guaranteed Obligations at any reasonable time); notice of any adverse change in the Borrower’s financial condition or of any other fact that might increase such Guarantor’s risk; notice of presentment for payment, demand, protest and notice thereof as to any instrument; notice of default or acceleration; all other notices and demands to which such Guarantor might otherwise be entitled; any right such Guarantor may have, by statute or otherwise, to require Secured Parties to institute suit against the Borrower or applicable Co-Borrower after notice or demand from such Guarantor or to seek recourse first against Borrower or a Co-Borrower or otherwise, or to realize upon any security for the Guaranteed Obligations, as a condition to enforcing such Guarantor’s liability and obligations hereunder; any defense that the Borrower or applicable Co-Borrower may at any time have or assert based upon the statute of limitations, the statute of frauds, failure of consideration, fraud, bankruptcy, lack of legal capacity, usury, or accord and satisfaction; any defense that other indemnity, guaranty, or security was to be obtained; any defense or claim that any Person purporting to bind the Borrower or applicable Co-Borrower to the payment of any of the Guaranteed Obligations did not have actual or apparent authority to do so; any right to contest the commercial reasonableness of the disposition of any Collateral; any defense or claim that any other act or failure to act by any Secured party had the effect of increasing such Guarantor’s risk of payment; and any other legal or equitable defense to payment under this guarantee;

(ii) any and all rights or defenses arising by reason of any one action or “anti-deficiency” law which would otherwise prevent Secured Parties from bringing any action, including any claim for a deficiency; or exercising any other right or remedy (including any right of setoff) against such Guarantor before or after any Secured Party’s commencement or completion of any foreclosure action, whether by judicial action, by exercise of power of sale or otherwise, or any other law which in any other manner would otherwise require any election of remedies by any Secured Party; and any right that such Guarantor may have to claim or recover in any litigation arising out of this guarantee or any of the other Financing Agreements) any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages; and

(iii) any right that such Guarantor may have to terminate or revoke its guarantee hereunder. If, notwithstanding the foregoing waiver, any Guarantor shall nevertheless have any right under applicable law to terminate or revoke its guarantee hereunder, which right cannot be waived by such Guarantor, such termination or revocation shall not be effective until a written notice of such termination or revocation, specifically referring to this guarantee and signed by such Guarantor, is actually received by an officer of Agent who is familiar with Borrower’s account and this guarantee; but any such termination or revocation shall not affect the obligation of such Guarantor or such Guarantor’s successors or assigns with respect to any of the Guaranteed Obligations and existing at the time of the receipt by Agent of such revocation or to arise out of or in connection with any transactions theretofore entered into by Secured Parties with or for the account of Borrower. If Agent or any Lender grants loans or other extensions of credit to or for the benefit of a Borrower or takes other action after the termination or revocation by any Guarantor but prior to Agent’s receipt of such written notice of termination or revocation, then the rights of such Secured Party hereunder with respect thereto shall be the same as if such termination or revocation had not occurred.

(f) (i) Each Guarantor consents and agrees that, without notice to or by such Guarantor and without reducing, releasing, diminishing, impairing or otherwise affecting the liability or obligations of such Guarantor under its guarantee, Secured Parties may (with or without consideration) compromise or settle any of the Guaranteed Obligations; accelerate the time for payment of any of the Guaranteed Obligations; extend the period of duration or the time for the payment, discharge or performance of any of the Guaranteed Obligations; increase the amount of the Guaranteed Obligations; refuse to enforce, or release all or any Persons liable for the payment of, any of the Guaranteed Obligations; increase, decrease or otherwise alter the rate of interest payable with respect to the principal amount of any of the Guaranteed Obligations or grant other indulgences to the Borrower and Co-Borrowers in respect thereof; amend, modify, terminate, release, or waive any Financing Agreements or any other documents or agreements evidencing, securing or otherwise relating to the Guaranteed Obligations (other than this Agreement); release, surrender, exchange, modify or impair, or consent to the sale, transfer or other disposition of, any Collateral or other property at any time securing (directly or indirectly) any of the Guaranteed Obligations or on which Secured Parties may at any time have a Lien; fail or refuse to perfect (or to continue the perfection of) any Lien granted or conveyed to any Secured Party with respect to any Collateral, or to preserve rights to any Collateral, or to exercise care with respect to any Collateral in any Secured Party’s possession; extend the time of payment of any Collateral consisting of accounts, notes, chattel paper, payment intangibles or other rights to the payment of money; refuse to enforce or forbear from enforcing its rights or remedies with respect to any Collateral or any Person liable for any of the Guaranteed Obligations or make any compromise or settlement or agreement therefor in respect of any Collateral or with any party to the Guaranteed Obligations; release or substitute anyone or more of the endorsers or guarantors of the Guaranteed Obligations, whether parties to this Agreement or not; subordinate payment of any of the Guaranteed Obligations to the payment of any other liability of the Borrower and any Co-Borrowers; or apply any payments or proceeds of Collateral received to the liabilities of the Borrower and any Co-Borrowers to any Secured Party regardless of whether such liabilities consist of Guaranteed Obligations and regardless of the manner order or of any such application.

(ii) Each Guarantor is fully aware of the financial condition of the Borrower. Each Guarantor delivers the guarantee set forth in this Agreement based solely upon Guarantor’s own independent investigation and in no part upon any representation or statement of any Secured Party with respect thereto. Each Guarantor is in a position to and hereby assumes fun responsibility for obtaining any additional information concerning the Borrower’s financial condition as such Guarantor may deem material to such Guarantor’s obligations hereunder and such Guarantor is not relying upon, nor expecting any Secured Party to furnish such Guarantor, any information in any Secured Party’s possession concerning the Borrower’s financial condition. If any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any Guarantor regarding Borrower, any of the Collateral or any transaction or occurrence in respect of any of the Financing Agreements, such Secured Party shall be under no obligation to update any such information or to provide any such information to any Guarantor on any subsequent occasion. Each Guarantor hereby knowingly accepts the full range of risks encompassed within a contract of “guaranty” which risks include, without limitation, the possibility that Borrower will contract additional Guaranteed Obligations for which such Guarantor may be liable hereunder after Borrower’s financial condition or ability to pay their lawful debts when they fall due has deteriorated.

(g) (i) Notwithstanding any provision of this guarantee to the contrary, (a) all rights of each Guarantor under clause (c) of this guarantee and all other rights of indemnity, contribution, subrogation or exoneration with respect to the Obligations shall be fully subordinated to the full payment of the Obligations and (b) no such right shall be exercised until full payment of the Guaranteed Obligations. If any amount shall be paid to any Paying Guarantor on account of any such indemnity, contribution, exoneration or subrogation rights at any time that fun payment of the Guaranteed Obligation has not occurred, such amount shall be held in trust for the benefit of Secured Parties and shall be forthwith paid to Agent to be credited and applied to the Guaranteed Obligations (whether matured or unmatured). No failure on the part of the Borrower, any Co-Borrower or any Guarantor to make payments required pursuant to clause (c) (or any other payments required under applicable law) shall in any respect limit or otherwise affect the obligations or liabilities of any Guarantor under this guarantee, and each Guarantor shall remain fully liable to Secured Parties for all of the obligations of such Guarantor hereunder.

(ii) The provisions of this Agreement shall be supplemental to and not in derogation of any rights and remedies of any Secured Party or any affiliate of any Secured Party under any separate subordination agreement that such Secured Party or such affiliate may at any time or from time to time enter into with any Guarantor.

(h) The execution and delivery to any Secured Party and such Secured Party’s acceptance of any guaranty in addition to each Guarantor’s guarantee hereunder shall not be deemed in lieu of or to supersede, terminate or diminish any guarantee hereunder, but shall be construed as an additional or supplementary guaranty unless otherwise expressly provided in such additional or supplementary guaranty; and if, prior to the date hereof, any Guarantor or any other Person has given to any Secured Party a previous guaranty or guaranties, each Guarantor’s guarantee hereunder shall be construed to be an additional or supplementary guaranty and not to be in lieu thereof or to supersede, terminate or diminish such previous guaranty or guaranties.

(i) Unless otherwise required by applicable law or a specific agreement to the contrary, all payments received by Secured Parties from the Borrower or any Co-Borrowers, Guarantors or any other Person with respect to the Guaranteed Obligations or from proceeds of the Collateral may be applied (or reversed and reapplied) by Secured Parties to the Guaranteed Obligations in accordance with this Agreement, without affecting in any manner any Guarantor’s liability hereunder.

(j) To the extent any performance of this guarantee would violate any applicable usury statute or other applicable law, the obligation to be fulfilled shall be reduced to the limit legally permitted, so that this guarantee shall not require any performance in excess of the limit legally permitted, but such obligations shall be fulfilled to the limit of legal validity. Nothing in this guarantee shall be construed to authorize Secured Parties to collect from Guarantors any interest that has not yet accrued, is unearned or subject to rebate or is otherwise not entitled to be collected by Secured Parties under applicable law. The provisions of this paragraph shall control every other provision of this guarantee.

(k) Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranteed Obligations or the grant of the security interest under the Financing Agreements, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Contract as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Financing Agreements in respect of such Swap Contract (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this clause (k) voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this clause (k) shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this clause (k) to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

14.13 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated in the manner prescribed by this Section 14.13; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 14.13, when calculating the Consolidated First Lien Net Leverage Ratio for purposes of the Applicable ECF Percentage of Excess Cash Flow, the events described in this Section 14.13 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 14.13, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 14.13.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent consistent with Regulation S-X or are otherwise reasonably identifiable and factually supportable, including the amount of cost savings, operating expense reductions and synergies that have been realized or are expected to be realized within 12 months after the closing date of such Specified Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Total Net Leverage Ratio, the Consolidated

Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Total Net Leverage Ratio, the Consolidated Total Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(e) Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness (including Incremental Term Loans) or Lien in connection therewith, compliance with any financial test required by this Agreement for such Designated Acquisition and such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into (and not at the time of closing of such Designated Acquisition or the incurrence of such Designated Indebtedness) and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Indebtedness or Designated Acquisition and on a Pro Forma Basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.

14.14 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Agent hereunder or under any other Financing Agreement, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Financing Agreement and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Agent and each Lender under this Section 14.14 are in addition to other rights and remedies (including other rights of setoff) that the Agent and such Lender may have at Law.

14.15 No Waiver; Cumulative Remedies. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Agreement, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the authority to enforce rights and remedies hereunder and under the other Financing Agreements against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained, subject to the Intercreditor Agreement, exclusively by, the Agent in accordance with Section 13.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Financing Agreements, (b) any Lender from exercising setoff rights in accordance with Section 14.14 (subject to the terms of Section 2.7), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Financing Agreements, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 11.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

14.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Agreement, the interest paid or agreed to be paid under the Financing Agreements shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.17 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Financing Agreement or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any funding of Term Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied shall remain outstanding.

14.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Agreement), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent Parties are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Agent Parties and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing

Agreements; (ii) (A) each Agent Party and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither any Agent Party nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; and (iii) the Agent Parties, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither any Agent Party nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agent Parties and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

14.19 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 14.7 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 10.4.

[Signatures begin on next page]

BORROWER:

NEW ALBERTSON’S, INC.

By:	/s/ Justin Dye
Name: Justin Dye
Title: President and Chief Operating Officer

HOLDINGS:

NAI HOLDINGS LLC.

By:	/s/ Justin Dye
Name: Justin Dye
Title: President and Chief Operating Officer

[NAI – Term Loan Agreement Signature Page]

GUARANTORS:

ABS FINANCE CO., INC.
ACME MARKETS, INC.
AMERICAN DRUG STORES LLC
AMERICAN PARTNERS, L.P.
AMERICAN PROCUREMENT AND
LOGISTICS COMPANY LLC
AMERICAN STORES COMPANY, LLC
APLC PROCUREMENT, INC.
ASC MEDIA SERVICES, INC.
ASP REALTY, INC.
CLIFFORD W. PERHAM, INC.
JETCO PROPERTIES, INC.
JEWEL COMPANIES, INC.
JEWEL FOOD STORES, INC.
LUCKY STORES LLC
OAKBROOK BEVERAGE CENTERS, INC.
SHAW EQUIPMENT CORPORATION
SHAW’S REALTY CO.
SHAW’S SUPERMARKETS, INC.
SSM HOLDINGS COMPANY
STAR MARKET COMPANY, INC.
STAR MARKETS HOLDINGS, INC.

By:	/s/ Justin Dye
Name: Justin Dye
Title: Trustee

SHAW’S REALTY TRUST

By:	/s/ Justin Dye
Name: Justin Dye
Title: Trustee

[NAI – Term Loan Agreement Signature Page]

CITIBANK, N.A., as Agent and Lender

By:	/s/ Justin Tichauer
Name: Justin Tichauer
Title: Vice President

[NAI – Term Loan Agreement Signature Page]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement, any other Financing Agreements and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: New Albertson’s, Inc.

4.	Agent: Citibank, N.A.

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Aggregate Commitment/ Loans of all Lenders[2]
Term Loans	$	$		%

Effective Date of Assignment (the “Effective Date”):3

[1]	Subject to the amount requirements set forth in Section 14.7(a)(ii)(A) of the Term Loan Agreement.
[2]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be inserted by the Agent and which shall be the effective date of recordation of the transfer in the register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as
Assignee

By:
Name:
Title:

[Consented to and][4] Accepted:

CITIBANK, N.A. as Agent

By
Name:
Title:

[4]	No consent of the Agent shall be required for (i) an assignment to an Agent or a U.S. based Affiliate of an Agent or (ii) an assignment of a Term Loan to a Lender, a U.S. based Affiliate of a Lender or an Approved Fund.

NEW ALBERTSON’S, INC.

By:
Name:
Title:[5]

[5]	No consent of the Borrower shall be required for (i) an assignment to a Lender, a U.S. based Affiliate of a Lender, an Approved Fund (unless, in each case, such assignee is a competitor) or (ii) if an Event of Default under Section 11.1(a)(i), 11.1(a)(ii), 11.1(g) or 11.1(h) has occurred and is continuing, any other assignee.

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any collateral thereunder, (iii) the financial condition of NAI Holdings LLC, New Albertson’s, Inc. or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Term Loan Agreement or (iv) the performance or observance by NAI Holdings LLC, New Albertson’s, Inc. or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreements.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Term Loan Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.5 of the Term Loan Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the Assignor or any other Lender, (vi) if it is not already a Lender under the Term Loan Agreement, attached to the Assignment and Acceptance is an Administrative Questionnaire as required by the Term Loan Agreement and (vii) the Agent has received a processing and recordation fee of $3,500 as of the Effective Date (to the extent required by the Term Loan Agreement, and unless waived) and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender, including its obligations pursuant to Section 6.1 of the Term Loan Agreement.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

Annex 1-A-1

3.1 In accordance with Section 14.7 of the Term Loan Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Term Loan Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Term Loan Agreement (and, in the case that this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Term Loan Agreement, the Assignor shall cease to be a party to the Term Loan Agreement but shall continue to be entitled to the benefits of Sections 3.3, 6.1, 12.5 and 12.6 thereof with respect to facts and circumstances occurring prior to the effective date of this assignment).

3.2 This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with the law of the state of New York.

Annex 1-A-2

EXHIBIT B

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Term Loan Agreement dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent (capitalized terms used herein have the meanings attributed thereto in the Term Loan Agreement unless otherwise defined herein). Pursuant to Section 9.5(g) of the Term Loan Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as of the date hereof as follows:

1.	[Attached hereto as Exhibit A are the Consolidated balance sheet of the NAI Group as of [ ] [ ], 201[ ], and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion was prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A is a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity of such Subsidiaries since the Closing Date or the most recent list provided).][1]

2.	[Attached hereto as Exhibit A are (x) a Consolidated balance sheet of the NAI Group as of such Quarterly Accounting Period, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Accounting Period and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements have been certified as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the NAI Group as of the end of such Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of purchase accounting adjustments resulting from the consummation of the Transactions and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations. Also attached hereto as Exhibit A is a copy of management’s discussion and analysis with respect to the financial statements of such Quarterly Accounting Period.][2][3]

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying quarterly financial statements only.
[3]	Quarterly and year-end financial statements of Holdings or a direct or indirect parent of the Borrower may be provided in lieu of the financial statements of the Borrower, subject to the requirements set forth in Section 9.5 of the Term Loan Agreement.

B-1

3.	To my knowledge, except as otherwise disclosed to the Agent pursuant to the Term Loan Agreement, no Default has occurred. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

4.	[Attached hereto as Schedule 1 are detailed calculations setting forth Excess Cash Flow.][4]

[4]	To be included only in annual compliance certificate.

B-2

SCHEDULE 1

Excess Cash Flow Calculation:[10]

(1)	the sum, without duplication of:

	(a)	Consolidated Net Income for this period,

		(i)	for any Test Period, the aggregate of the Net Income of the NAI Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

			(A)	any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;

			(B)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

			(C)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

			(D)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

			(E)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

			(F)	the maximum amount of tax distributions permitted to be made to the holders of Equity Interests of such Person or any parent company of such Person in respect of such period in accordance with Section 10.6(i)(2) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

[10]

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

Schedule 1-B-1

		(G)	(a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

		(H)	unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded; and

		(I)	the income (or loss) of any non-consolidated entity during such Test Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of NAI Group during such period, and

		(J)	the income (or loss) of a Subsidiary during such Test Period and accrued prior to the date it becomes a Subsidiary of any of NAI Group or is merged into or consolidated with any of NAI Group or that Person’s assets are acquired by any of NAI Group shall be excluded.

	(b)	the amount of all Consolidated Non-cash Charges to the extent deducted in arriving at such Consolidated Net Income,

	(c)	decreases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period including, without limitation, as a result of the Transactions) and

	(d)	the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(2)	minus the sum, without duplication, of:

Schedule 1-B-2

(a)	all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded pursuant to clauses (A) through (J) of the calculation of “Consolidated Net Income” above,

(b)	without duplication of amounts deducted pursuant to clause (k) below in prior Fiscal Years, the amount of Capital Expenditures accrued or made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with Internally Generated Cash,

(c)	the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any scheduled repayment of Loans pursuant to Section 2.2 and any mandatory prepayment of Term Loans pursuant to Section 2.3(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other voluntary and mandatory prepayments of Loans and (Y) all payments in respect of the ABL Credit Agreement or any other revolving credit facility made during such period (except to the extent there is an equivalent permanent reduction in commitments thereunder)), to the extent financed with Internally Generated Cash,

(d)	the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e)	increases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period including, without limitation, as a result of the Eastern Division Acquisition),

(f)	scheduled cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness,

(g)	without duplication of amounts deducted pursuant to clause (k) below in prior Fiscal Years, the amount of Investments and acquisitions made during such period by the Borrower and its Restricted Subsidiaries on a consolidated basis pursuant to Section 10.2, and any expense for deferred compensation and bonuses, deferred purchase price or earn-out obligations paid in cash in connection with any such Investments or acquisitions, to the extent that such Investments and acquisitions were financed with Internally Generated Cash,

Schedule 1-B-3

(h)	the amount of Restricted Payments paid during such period pursuant to Sections 10.6(e), (f)(x), (g), (h), (l) and (m) to the extent such Restricted Payments were financed with Internally Generated Cash,

(i)	the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(j)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(k)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration including related fees and expenses required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions and Investments permitted pursuant to Section 10.2, Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made to the extent not expensed, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(l)	the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period and any cash taxes to be paid within six months after the close of such Excess Cash Flow Period,

Schedule 1-B-4

(m)	cash expenditures in respect of Swap Contracts during such Fiscal Year to the extent not deducted in arriving at such Consolidated Net Income, and

(n)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.

Excess Cash Flow

Schedule 1-B-5

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of New Albertson’s, Inc., has executed this certificate for and on behalf of New Albertson’s, Inc. and has caused this certificate to be delivered this             day of                     , 201[    ].

NEW ALBERTSON’S, INC.

By:
Name:
Title:

Schedule 1-B-6

EXHIBIT C

[FORM OF]

COMMITTED LOAN NOTICE

To:     Citibank, N.A., as Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

The undersigned Borrower hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

A continuation of Eurodollar Rate Loans made on

to be made on the terms set forth below:

(A) Date of Borrowing, conversion or continuation (which is a Business Day)

(B) Principal amount[11]

(C) Type of Loan[12]

(D) Interest Period and the last day thereof[13]

(E) Location and number of Borrower’s account to which proceeds of Borrowings are to be disbursed:

[11]	Adjusted Eurodollar Rate borrowing minimum of $1,000,000, as applicable, and borrowings also allowed in whole multiples of $100,000, in excess thereof, as applicable. Base Rate borrowing minimum of $1,000,000 and borrowings also allowed in whole multiples of $100,000 in excess thereof.
[12]	Specify Eurodollar or Base Rate.
[13]	Applicable for Eurodollar Borrowings/Loans only.

C-1

The above request complies with the notice requirements set forth in the Term Loan Agreement.

[The undersigned Borrower hereby represents and warrants to the Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 4.2 of the Term Loan Agreement will be satisfied as of the date of the Borrowing set forth above.]14

NEW ALBERTSON’S, INC.

By:
Name:
Title:

[14]	Insert bracketed language if the Borrower is making a Request for a Loan after the Closing Date.

C-2

EXHIBIT D

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF] TERM NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, New Albertson’s, Inc., an Ohio corporation (together with its successors and assigns, “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Term Loan Agreement dated as of June [27], 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Borrower, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent) (i) on the dates set forth in the Term Loan Agreement, the principal amounts set forth in the Term Loan Agreement with respect to Term Loans made by the Lender to Borrower pursuant to the Term Loan Agreement and (ii) on each interest payment date, interest at the rate or rates per annum as provided in the Term Loan Agreement on the unpaid principal amount of all Term Loans made by the Lender to Borrower pursuant to the Term Loan Agreement.

Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Term Loan Agreement.

Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrower under this note.

This note is one of the Term Notes referred to in the Term Loan Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Term Loan Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE TERM LOAN AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

NEW ALBERTSON’S, INC.

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT E

[FORM OF]

SECURITY AGREEMENT

(To Be Provided Under Separate Cover)

E-1

EXHIBIT F

[Reserved]

F-2

EXHIBIT G

[Reserved]

G-1

EXHIBIT H-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of June [27], 2014 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Agent. Terms defined in the Term Loan Agreement are used herein with the same meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 6.1(d) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing and (2) the undersigned shall furnish the Borrower and the Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-1-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[     ]

H-1-2

EXHIBIT H-2

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of June [27], 2014 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Agent. Terms defined in the Term Loan Agreement are used herein with the same meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 6.1(d) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-2-1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                        , 20[    ]

H-2-2

EXHIBIT H-3

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of June [27], 2014 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Agent. Terms defined in the Term Loan Agreement are used herein with the same meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 6.1(d) and Section 14.7(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-3-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[    ]

H-3-2

EXHIBIT H-4

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Term Loan Agreement dated as of June [27], 2014 (as amended, supplemented or otherwise modified from time to time) (the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Citibank, N.A., as Agent. Terms defined in the Term Loan Agreement are used herein with the same meanings. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

Pursuant to the provisions of Section 6.1(d) and Section 14.7(e) of the Term Loan Agreement, the undersigned hereby certifies that (i) its direct or indirect partners/members are the sole record owners of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Financing Agreement are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-4-1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                    , 20[    ]

H-4-2

EXHIBIT I

FORM OF DISCOUNTED PREPAYMENT OPTION NOTICE

Dated:                     , 201[    ]

To:     CITIBANK, N.A., as Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.3(c)(ii) of that certain Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among New Albertson’s, Inc., an Ohio corporation (“Borrower”), the lenders from time to time party thereto, Citibank, N.A., as agent and collateral agent (in such capacity, the “Agent”) and the other agents, bookrunners and arrangers party thereto.

Purchasing Borrower Party hereby notifies you that, effective as of [                    , 201    ], pursuant to Section 2.3(c)(ii) of the Agreement, Purchasing Borrower Party hereby notifies each Lender that it is seeking:

1.	to prepay Term Loans at a discount in an aggregate principal amount of [$ ][15] (the “Proposed Discounted Prepayment Amount”);

2.	a percentage discount to the par value of the principal amount of Loans greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value (the “Discount Range”).

3.	the delivery of a Lender Participation Notice on or before [ , 201 ][16], as determined pursuant to Section 2.3(c)(ii) of the Agreement (the “Acceptance Date”), and

Purchasing Borrower Party expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.3(c) of the Agreement.

Purchasing Borrower Party hereby represents and warrants to the Agent on behalf of the Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing, or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

[15]	Insert amount that is minimum of $10.0 million.
[16]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.3(c) of the Agreement has been satisfied.

3.	As of the date hereof, the Purchasing Borrower Party has no material non-public information (“MNPI”) with respect to Holdings or any of its Subsidiaries that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Holdings, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

Purchasing Borrower Party respectfully requests that Agent promptly notify each of the Lenders party to the Agreement of this Discounted Prepayment Option Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

NEW ALBERTSON’S, INC.

By:
Name:
Title: [Chief Financial Officer]

EXHIBIT J

FORM OF LENDER PARTICIPATION NOTICE

Dated:                     , 201[     ]

To:     Citibank, N.A., as Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among New Albertson’s, Inc., an Ohio corporation (“Borrower”), the lenders from time to time party thereto, Citibank, N.A., as agent and collateral agent (in such capacity, the “Agent”) and the other agents, bookrunners and arrangers party thereto, and (b) that certain Discounted Prepayment Option Notice, dated                     , 201    , from Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.

The undersigned Lender hereby gives you notice, pursuant to Section 2.3(c)(iii) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.	in a maximum aggregate principal amount of $ of Term Loans (the “Offered Loans”), and

2.	at a percentage discount to par value of the principal amount of Offered Loans equal to [ ]%[17] of par value (the “Acceptable Discount”).

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.3(c) of the Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.3(c)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 2.3(c) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

[17]	Insert amount within Discount Range that is a multiple of 50 basis points.

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IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

By:
Name:
Title:[18]

[18]	If a second signature is required.

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EXHIBIT K

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:                 , 201

To:     CITIBANK, N.A., as Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.3(c)(v) of that certain Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among New Albertson’s, Inc., an Ohio corporation (“Borrower”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Citibank, N.A., as agent and collateral agent (in such capacity, the “Agent”) and the other agents, bookrunners and arrangers party thereto.

A Purchasing Borrower Party hereby irrevocably notifies you that, pursuant to Section 2.3(c)(v) of the Agreement, the Purchasing Borrower Party will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1.	on or before [ , 201 ][19], as determined pursuant to Section 2.3(c)(ii) of the Agreement,

2.	in the aggregate principal amount of $ of Term Loans, and

3.	at a percentage discount to the par value of the principal amount of the Loans equal to [ ]% of par value (the “Applicable Discount”).

The Purchasing Borrower Party expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.3(c) of the Agreement.

Borrower hereby represents and warrants to the Agent on behalf of the Agent and the Lenders as follows:

1.	No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

[19]	Insert date (a Business Day) that is no later than three Business Days after date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

2.	Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.3(c) of the Agreement has been satisfied.

3.	The Purchasing Borrower Party does not have any material non-public information (“MNPI”) with respect to Holdings or any of its Subsidiaries that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Holdings, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

The Purchasing Borrower Party acknowledges that the Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Discounted Voluntary Prepayment made as a result of this Discounted Voluntary Prepayment Notice.

The Purchasing Borrower Party respectfully requests that Agent promptly notify each of the Lenders party to the Agreement of this Discounted Voluntary Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

NEW ALBERTSON’S, INC.

By:
Name:
Title: [Chief Financial Officer]

[ ], as Purchasing Borrower Party

By:
Name:
Title:

EXHIBIT L

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Affiliated Lender Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Affiliated Lender Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Term Loan Agreement, dated as of June [27], 2014 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among New Albertson’s, Inc., an Ohio corporation, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement, any other Financing Agreements and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

3.	Borrower: New Albertson’s, Inc.

4.	Agent: Citibank, N.A.

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Aggregate Commitment/ Loans of all Lenders[2]
Term Loans	$	$	%

Effective Date of Assignment (the “Effective Date”):3

The Assignee represents and warrants that (a) it is legally authorized to enter into this Affiliated Lender Assignment and Acceptance, (b) it is a Non-Debt Fund Affiliate or a Purchasing Borrower Party pursuant to Section 14.7(h) of the Term Loan Agreement, (c) the sale and assignment of the Assigned Interest satisfies the requirements of Section 14.7(h) of the Term Loan Agreement [and (d) that neither the Purchasing Borrower Party nor any of its Affiliates has any MNPI with respect to Holdings or the NAI Group that either (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Holdings, any of its Subsidiaries or Affiliates) prior to such time or (B) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any assignment pursuant to Section 14.7(h) of the Term Loan Agreement or (ii) to the market price of the Loans]4

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[1]	Subject to the amount requirements set forth in Section 14.7(a)(ii)(A) of the Term Loan Agreement.
[2]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be inserted by the Agent and which shall be the effective date of recordation of the transfer in the register therefor.
[4]	Applicable to Purchasing Borrower Parties only.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as
Assignee

By:
Name:
Title:

Accepted:

CITIBANK, N.A. as Agent

By:
Name:
Title:

NEW ALBERTSON’S, INC.

By:
Name:
Title:

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreements or any collateral thereunder, (iii) the financial condition of NAI Holdings LLC, New Albertson’s, Inc. or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Term Loan Agreement or (iv) the performance or observance by NAI Holdings LLC, New Albertson’s, Inc., or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreements.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Term Loan Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.5 of the Term Loan Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent, the Assignor or any other Lender, (vi) if it is not already a Lender under the Term Loan Agreement, attached to the Assignment and Acceptance is an Administrative Questionnaire as required by the Term Loan Agreement and (vii) the Agent has received a processing and recordation fee of $3,500 as of the Effective Date (to the extent required by the Term Loan Agreement, and unless waived) and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreements, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender, including its obligations pursuant to Section 6.1 of the Term Loan Agreement.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-L-1

3. General Provisions.

3.1 In accordance with Section 14.7 of the Term Loan Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Term Loan Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Term Loan Agreement (and, in the case that this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Term Loan Agreement, the Assignor shall cease to be a party to the Term Loan Agreement but shall continue to be entitled to the benefits of Sections 3.3, 6.1, 12.5 and 12.6 thereof with respect to facts and circumstances occurring prior to the effective date of this assignment).

3.2 This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with the law of the state of New York.

Annex 1-L-2

EXHIBIT M

[Reserved]

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EXHIBIT N

[FORM OF]

INTERCREDITOR AGREEMENT

(To Be Provided Under Separate Cover)

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EXHIBIT O

[FORM OF]

SOLVENCY CERTIFICATE

Date: [                     ], 201[     ]

To the Agent and each of the Lenders party to the Term Loan Agreement referred to below:

I, the undersigned, the Chief Financial Officer of New Albertson’s, Inc., an Ohio corporation (the “Company”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.1(a)(vi) of the Term Loan Agreement, dated as of June [27], 2014, among New Albertson’s, Inc., an Ohio corporation, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and Citibank, N.A., as Agent (the “Term Loan Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Term Loan Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The aggregate amount for which assets (both tangible and intangible) in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between an interested purchaser and a seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

(b) “Present Fair Salable Value”

The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

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(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Company and its Subsidiaries taken as a whole after consummation of the Transactions should be able to generate enough cash from operations, asset dispositions, or a combination thereof, to meet their respective Stated Liabilities and Identified Contingent Liabilities as they become due, and is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this certificate, I, or officers of the Company under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section 9.5 of the Term Loan Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Term Loan Agreement.

(c) As the Chief Financial Officer of the Company, I am familiar with the financial condition of the Company and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Company that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

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IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

NEW ALBERTSON’S, INC.

By:
Name:
Title: Chief Financial Officer

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